Exhibit 10.1

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

among

IHS INC.

INFORMATION HANDLING SERVICES GROUP INC.

and

THE FOREIGN BORROWERS NAMED HEREIN

as Borrowers

THE LENDERS NAMED HEREIN

as Lenders

and

KEYBANK NATIONAL ASSOCIATION

as Lead Arranger, Sole Book Runner and Administrative Agent

U.S. BANK NATIONAL ASSOCIATION

as Co-Syndication Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Co-Syndication Agent

BANK OF AMERICA, N.A.

as Co-Documentation Agent

and

RBS CITIZENS BANK, N.A.

as Co-Documentation Agent

dated as of

September 7, 2007

i

		Page

Section 10.15. Agent May File Proofs of Claim		68
Section 10.16. No Reliance on Agent’s Customer Identification Program		69
Section 10.17. Other Agents		69

ARTICLE X. MISCELLANEOUS		69
Section 11.1. Lenders’ Independent Investigation		69
Section 11.2. No Waiver; Cumulative Remedies		69
Section 11.3. Amendments, Waivers and Consents		70
Section 11.4. Notices		70
Section 11.5. Costs, Expenses and Taxes		70
Section 11.6. Indemnification		71
Section 11.7. Obligations Several; No Fiduciary Obligations		71
Section 11.8. Execution in Counterparts		71
Section 11.9. Binding Effect; Borrowers’ Assignment		71
Section 11.10. Lender Assignments		72
Section 11.11. Sale of Participations		73
Section 11.12. Patriot Act Notice		74
Section 11.13. Severability of Provisions; Captions; Attachments		75
Section 11.14. Entire Agreement		75
Section 11.15. Legal Representation of Parties		75
Section 11.16. Currency		75
Section 11.17. Governing Law; Submission to Jurisdiction		76
Section 10.18. Jury Trial Waiver	Signature pages	1

Exhibit A
Exhibit B
Exhibit C
Exhibit D
Exhibit E
Exhibit F
Exhibit G

Schedule 1
Schedule 2
Schedule 3
Schedule 4
Schedule 5
Schedule 5.8
Schedule 5.9
Schedule 5.11
Schedule 5.12
Schedule 5.20
Schedule 6.1

Schedule 6.4
Schedule 6.8
Schedule 6.10
Schedule 6.15
Schedule 6.17

v

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of the 7th day of September, 2007 among:

(a)           IHS INC., a Delaware corporation (“IHS”);

(b)           INFORMATION HANDLING SERVICES GROUP INC., a Delaware corporation (“IHS Group” and, together with IHS, collectively, “US Borrowers” and, individually, each a “US Borrower”);

(c)           each Foreign Borrower, as hereinafter defined (each such Foreign Borrower, together with each US Borrower shall be referred to herein, collectively, as “Borrowers” and, individually, each a “Borrower”);

(d)           the lenders listed on Schedule 1 hereto and each other Eligible Transferee, as hereinafter defined, that from time to time becomes a party hereto pursuant to Section 2.9(b) or 10.10 hereof (collectively, the “Lenders” and, individually, each a “Lender”);

(e)           KEYBANK NATIONAL ASSOCIATION, as the lead arranger, sole book runner and administrative agent for the Lenders under this Agreement (“Agent”);

(f)            U.S. Bank National Association, as co-syndication agent (“Co-Syndication Agent”);

(g)           Wells Fargo Bank, National Association, as co-syndication agent (“Co-Syndication Agent”);

(h)           Bank of America, N.A., as co-documentation agent (“Co-Documentation Agent”); and

(i)            RBS Citizens Bank, N.A., as co-documentation agent (“Co-Documentation Agent”).

WITNESSETH:

WHEREAS, US Borrowers, Information Handling Services Inc., a Delaware corporation, IHS Energy Group Inc., a Delaware corporation, the Foreign Borrowers, as defined in the Original Credit Agreement, as hereinafter defined, the lenders named therein, Agent and the other agents named therein entered into that certain Amended and Restated Credit Agreement, dated as of January 6, 2005 (as amended, the “Original Amended Credit Agreement”), which agreement amended and restated the Credit Agreement, dated as of October 22, 2002 (the “Original Credit Agreement”);

WHEREAS, on or about the date of the Original Amended Credit Agreement, Key Corporate Capital Inc. assigned all of its rights and obligations as agent under the Original Credit Agreement and all related documentation to KeyBank National Association, as agent, and all of its rights and obligations as a Lender under the Original Credit Agreement to KeyBank National Association, as a lender;

WHEREAS, this Agreement amends and restates in its entirety the Original Credit Agreement and, upon the effectiveness of this Agreement, on the Closing Date, the terms and provisions of the Original Amended Credit Agreement shall be superseded hereby.  All references to “Credit Agreement” contained in the Loan Documents, as defined in the Original Amended Credit Agreement or the Original Credit Agreement, delivered in connection with the Original Amended Credit Agreement or the Original Credit Agreement shall be deemed to refer to this Agreement.  All references to “Foreign Borrowers” or a “Foreign Borrower” contained in the Loan Documents, as defined in the Original Amended Credit Agreement or the Original Credit Agreement, delivered in connection with the Original Amended Credit Agreement or the Original Credit Agreement, shall be deemed to refer, respectively, to the “Foreign Borrowers” and each “Foreign Borrower”, as each term is defined in this Agreement.  Notwithstanding the amendment and restatement of the Original Amended Credit Agreement by this Agreement, the Indebtedness outstanding, and the letters of credit issued and outstanding, under the Original Amended Credit Agreement as of the Closing Date shall remain outstanding and constitute Obligations hereunder, and Loans and Letters of Credit, respectively, hereunder.  The Debt outstanding under the Original Credit Agreement on the closing date of the Original Amended Credit Agreement constituted Obligations under the Original Amended Credit Agreement and constitute Obligations under this Agreement.  Such outstanding Obligations and the guaranties of payment thereof shall in all respects be continuing, and this Agreement shall not be deemed to evidence or result in a novation or repayment and re-borrowing of such Obligations.  In furtherance of and, without limiting the foregoing, from and after the Closing Date and except as expressly specified herein, the terms, conditions, and covenants governing the Indebtedness outstanding under the Original Amended Credit Agreement shall be solely as set forth in this Agreement, which shall supersede the Original Amended Credit Agreement in its entirety; and

WHEREAS, Borrowers, Agent and the Lenders desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to Borrowers upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I.  DEFINITIONS

Section 1.1.  Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the outstanding capital stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another

Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.

“Additional Commitment” means that term as defined in Section 2.9(b) hereof.

“Additional Foreign Borrower Maximum Amount” means that term as defined in Section 2.13(a) hereof.

“Additional Foreign Guarantor Maximum Amount” means that term as defined in Section 2.13(b) hereof.

“Additional Lender” means an Eligible Transferee that shall become a Lender during the Commitment Increase Period pursuant to Section 2.9(b) hereof.

“Additional Lender Assumption Agreement” means an additional lender assumption agreement, in form and substance satisfactory to Agent, wherein an Additional Lender shall become a Lender.

“Additional Lender Assumption Effective Date” means that term as defined in Section 2.9(b) hereof.

“Administrative Borrower” means IHS.

“Advantage” means any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Obligations, if such payment results in that Lender having less than its pro rata share (based upon its Commitment Percentage) of the Obligations then outstanding.

“Affiliate” means any Person, directly or indirectly, controlling, controlled by or under common control with a Company and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means that term as defined in the first paragraph hereof.

“Agent Fee Letter” means the Agent Fee Letter among US Borrowers and Agent, dated as of the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Agreement” means that term as defined in the first paragraph hereof.

“Alternate Currency” means Euros, Pounds Sterling, Swiss Francs, Canadian Dollars, Japanese Yen or any other currency, other than Dollars, agreed to by Agent that shall be freely transferable and convertible into Dollars.

“Alternate Currency Exposure” means, at any time and without duplication, the sum of the Dollar Equivalent of (a) the aggregate principal amount of Alternate Currency Loans outstanding, and (b) the Letter of Credit Exposure that is denominated in one or more Alternate Currencies.

“Alternate Currency Loan” means a Loan described in Section 2.2(a) hereof, that shall be denominated in an Alternate Currency and on which Borrowers shall pay interest at a rate based upon the Alternate Currency Rate applicable to such Alternate Currency.

“Alternate Currency Maximum Amount” means One Hundred Fifty Million Dollars ($150,000,000).

“Alternate Currency Rate” means, with respect to an Alternate Currency Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) three Business Days prior to the beginning of such Interest Period pertaining to such Alternate Currency Loan, as listed on British Bankers Association Interest Rate LIBOR 01 or 02 as provided by Reuters (or, if for any reason such rate is unavailable from Reuters, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters) as the rate in the London interbank market for deposits in the relevant Alternate Currency in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Alternate Currency Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in the relevant Alternate Currency for the relevant Interest Period and in the amount of the Alternate Currency Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Agent (or an affiliate of Agent, in Agent’s discretion) by prime banks in any Alternate Currency market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), three Business Days prior to the beginning of the relevant Interest Period pertaining to such Alternate Currency Loan hereunder; by (b) 1.00 minus the Reserve Percentage.

“Applicable Commitment Fee Rate” means:

(a)           for the period from the Closing Date through October 31, 2007, ten (10.00) basis points; and

(b)           commencing with the Consolidated financial statements of IHS for the fiscal quarter ending August 31, 2007, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on November 1, 2007 and thereafter, as provided below:

Leverage Ratio	Applicable Commitment Fee Rate
Less than .50 to 1.00	10.00 basis points
Greater than or equal to .50 to 1.00 but less than 1.00 to 1.00	12.50 basis points
Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	15.00 basis points
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	20.00 basis points
Greater than or equal to 2.00 to 1.00	25.00 basis points

After November 1, 2007, changes to the Applicable Commitment Fee Rate shall be effective on the first day of each calendar month following the date upon which Agent should have received, pursuant to Section 5.3(a) and (b) hereof, the Consolidated financial statements of the Companies.  The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VII and VIII hereof.  Notwithstanding anything herein to the contrary, during any period when Borrowers shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Commitment Fee Rate shall be the highest rate per annum indicated in the above pricing grid regardless of the Leverage Ratio at such time.

“Applicable Margin” means:

(a)           for the period from the Closing Date through October 31, 2007, fifty (50.00) basis points; and

(b)           commencing with the Consolidated financial statements of IHS for the fiscal quarter ending August 31, 2007, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on November 1, 2007 and thereafter, as provided below:

Leverage Ratio	Applicable Margin
Less than .50 to 1.00	50.00 basis points
Greater than or equal to .50 to 1.00 but less than 1.00 to 1.00	62.50 basis points
Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	75.00 basis points
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	100.00 basis points
Greater than or equal to 2.00 to 1.00	125.00 basis points

After November 1, 2007, changes to the Applicable Margin shall be effective on the first day of each calendar month following the date upon which Agent should have received, pursuant to

Section 5.3(a) and (b) hereof, the Consolidated financial statements of the Companies.  The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VII and VIII hereof.  Notwithstanding anything herein to the contrary, during any period when Borrowers shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Margin shall be the highest rate per annum indicated in the above pricing grid for Loans of that type regardless of the Leverage Ratio at such time.

“Assignment Agreement” means an Assignment and Acceptance Agreement in the form of the attached Exhibit F.

“Authorized Officer” means a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to Agent) to handle certain administrative matters in connection with this Agreement.

“Base Rate” means a rate per annum equal to the greater of (a) the Prime Rate or (b) one-half of one percent (.50%) in excess of the Federal Funds Effective Rate.  Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

“Base Rate Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which Borrowers shall pay interest at a rate based on the Base Rate.

“Borrower” means that term as defined in the first paragraph hereof.

“Borrower Investment Policy” means the Investment Policy Guidelines of IHS as in effect as of the Closing Date, as set forth on Schedule 5 hereto, together with such modifications as approved from time to time by the Board of Directors of IHS, so long as such modifications are delivered to Agent within ninety (90) days after the date of such modifications.

“Borrowers” means that term as defined in the first paragraph hereof.

“Business Day” means any day that is not a Saturday, Sunday or another day of the year on which national banks are authorized or required to close, and, if the applicable Business Day relates to a Eurodollar Loan, a day of the year on which dealings in deposits are carried on in the London interbank Eurodollar market and, if the applicable Business Day relates to an Alternate Currency, a day of the year on which dealings in deposits are carried on in the relevant Alternate Currency.

“Capital Distribution” means a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of such Company or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company’s capital stock or other equity interest; provided that Capital Distribution shall exclude (a) the purchase of capital stock or other equity interest in order to effect, or as a negotiated provision with respect to, an Acquisition and (b) the purchase (in an arms-length transaction for no greater than fair market value) by a Company of the minority interest of a Company other than IHS.

“Capitalized Lease Obligations” means obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means cash equivalents as determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as then in effect), other than the Current Holder Group, of shares representing more than thirty-three percent (33%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of IHS; (b) if IHS shall cease to own, directly or indirectly, one hundred percent (100%) of the record and beneficial ownership of each other Borrower (unless such other Borrower is merged out of existence pursuant to Section 5.12(a) hereof, or shall no longer be a Borrower hereunder); (c) the occupation of a majority of the seats (other than vacant seats) on the board of directors or other governing body of IHS by Persons who were neither (i) nominated by the board of directors or other governing body of such Borrower nor (ii) appointed by directors so nominated or elected by a majority of shareholders; or (d) the occurrence of a change in control, or other similar provision, as defined in any Material Indebtedness Agreement.

“Closing Commitment Amount” means Three Hundred Eighty-Five Million Dollars ($385,000,000).

“Closing Date” means the effective date of this Agreement as set forth in the first paragraph of this Agreement.

“Closing Fee Letter” means the Closing Fee Letter among US Borrowers and Agent, dated as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Commitment” means the obligation hereunder of the Lenders, during the Commitment Period, to make Loans and to participate in the issuance of Letters of Credit pursuant to the Revolving Credit Commitment, up to the Total Commitment Amount.

“Commitment Increase Period” means the period from the Closing Date to the date that is three months prior to the last day of the Commitment Period.

“Commitment Percentage” means, for each Lender, the percentage set forth opposite such Lender’s name under the column headed “Commitment Percentage”, as listed in Schedule 1 hereto (taking into account any assignments pursuant to Section 10.10 hereof).

“Commitment Period” means the period from the Closing Date to September 6, 2012, or such earlier date on which the Commitment shall have been terminated pursuant to Article VIII hereof.

“Companies” means all Borrowers and all Subsidiaries of all Borrowers.

“Company” means a Borrower or a Subsidiary of a Borrower.

“Compliance Certificate” means a Compliance Certificate in the form of the attached Exhibit E.

“Confirmation of Guaranty of Payment” means each Confirmation of Guaranty of Payment of Debt, each Second Confirmation of Guaranty of Payment of Debt, and each Confirmation of Guaranty of Payment, executed and delivered by a Foreign Guarantor of Payment in connection with the Original Amended Credit Agreement, or on or after the Closing Date in connection with this Agreement, as the same may from time to time be amended, restated or otherwise modified.

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid or to be paid, including borrowed funds, cash, deferred payments, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid or to be paid for such Acquisition.

“Consolidated” means the resultant consolidation of the financial statements of IHS and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.13 hereof.

“Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of IHS for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated EBITDA” means, for any period, as determined on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings for such period plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) Consolidated Interest Expense, (b) Consolidated Income Tax Expense, (c) Consolidated Depreciation and Amortization Charges, (d) non-cash charges or expenses in connection with options, restricted stock or other equity level awards under any IHS incentive plan, (e) cash non-recurring acquisition or restructuring charges or expenses related to employee severance or facilities consolidation, in an aggregate amount of up to Ten Million Dollars ($10,000,000) per fiscal year of IHS, and (f) (i) non-cash losses or charges (including charges incurred pursuant to the refinancing of the credit facility entered into in connection with the Original Credit Agreement, the Original Amended Credit Agreement and this Agreement) that are unusual or non-recurring, minus (ii) extraordinary or unusual one time gains; provided that, for purposes of calculating the Leverage Ratio, a pro forma calculation of Consolidated EBITDA shall be made and included in the calculation for Threshold EBITDA Acquisitions made during such period.

“Consolidated Funded Indebtedness” means, at any date, all Indebtedness (other than net obligations under any Hedge Agreement), including, but not limited to, current, long-term and Subordinated Indebtedness, if any, of IHS, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Income Tax Expense” means, for any period, all provisions for taxes paid or payable based on the gross or net income of IHS (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), and all franchise taxes of IHS, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the interest expense of IHS for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Net Earnings” means, for any period, the net income (loss) of IHS for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Net Worth” means, at any date, the stockholders’ equity of IHS, determined as of such date on a Consolidated basis and in accordance with GAAP.

“Controlled Group” means a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).

“Credit Event” means the making by the Lenders of a Loan, the conversion by the Lenders of a Base Rate Loan to a Eurodollar Loan, the continuation by the Lenders of a Eurodollar Loan after the end of the applicable Interest Period, the making by the Swing Line Lender of a Swing Loan, or the issuance (or amendment) by the Fronting Lender of a Letter of Credit.

“Credit Party” means a Borrower and any Subsidiary or other Affiliate that is a Guarantor of Payment.

“Current Holder Group” means (a) TB Continuity II Trust, a trust formed under the laws of the Cayman Islands (the “Trust”), and (b) other Persons that are wholly-owned, directly or indirectly, by the Trust.

“Default” means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders (or, if applicable, all of the Lenders) in writing.

“Default Rate” means (a) with respect to any Loan, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Base Rate from time to time in effect.

“Derived LIBOR Fixed Rate” means (a) with respect to a Eurodollar Loan, a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) plus the Eurodollar Rate, and (b) with respect to an Alternate Currency Loan, a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) plus the Alternate Currency Rate applicable to the relevant Alternate Currency.

“Disposition” means the lease, transfer or other disposition of assets (whether in one or more than one transaction) by a Company, other than a sale, lease, transfer or other disposition made by a Company pursuant to Section 5.12 hereof or in the ordinary course of business.

“Dollar” or the $ sign means lawful money of the United States of America.

“Dollar Equivalent” means (a) with respect to an Alternate Currency Loan or Letter of Credit denominated in an Alternate Currency, the Dollar equivalent of the amount of such Alternate Currency Loan or Letter of Credit denominated in an Alternate Currency, determined by Agent on the basis of its spot rate at approximately 11:00 A.M. (London time) on the date three Business Days before the date of such Alternate Currency Loan, for the purchase of the relevant Alternate Currency with Dollars for delivery on the date of such Alternate Currency Loan or Letter of Credit, and (b) with respect to any other amount, if such amount is denominated in Dollars, then such amount in Dollars and, otherwise the Dollar equivalent of such amount, determined by Agent on the basis of its spot rate at approximately 11:00 A.M. (London time) on the date for which the Dollar equivalent amount of such amount is being determined, for the purchase of the relevant Alternate Currency with Dollars for delivery on such date; provided, however, that, in calculating the Dollar Equivalent for purposes of determining (i) a Borrower’s obligation to prepay Loans and Letters of Credit pursuant to Section 2.11 hereof, or (ii) a Borrower’s ability to request additional Loans or Letters of Credit pursuant to the Commitment, Agent may, in its discretion, on any Business Day selected by Agent (prior to payment in full of the Obligations), calculate the Dollar Equivalent of each such Loan or Letter of Credit.  Agent shall notify Administrative Borrower of the Dollar Equivalent of such Alternate Currency Loan or any other amount, at the time that such Dollar Equivalent shall have been determined.

“Domestic Guarantor of Payment” means each of the Companies designated a “Domestic Guarantor of Payment” on Schedule 3 hereto, each of which is executing and delivering (or has previously executed and delivered) a Guaranty of Payment, and any other Domestic Subsidiary that shall deliver a Guaranty of Payment to Agent subsequent to the Closing Date.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, for any period, in accordance with GAAP, the net earnings of a Company (without giving effect to extraordinary losses or gains) for such period plus the aggregate amounts deducted in determining such net earnings in respect of (a) interest expense of such Company, (b) income taxes of such Company and (c) the aggregate of all depreciation and amortization charges of such Company.

“Eligible Transferee” means a commercial bank, financial institution or other “accredited investor” (as defined in SEC Regulation D) that is not a Borrower, a Subsidiary or an Affiliate.

“Environmental Laws” means all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders in council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of, or regulation of the discharge of substances into, the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Event” means (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan (other than in the ordinary course of business in connection with an Acquisition); (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than (i) as required by ERISA

Section 601, et. seq. or Code Section 4980B or (ii) anticipated by IHS in the ordinary course of business.

“ERISA Plan” means an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar” means a Dollar denominated deposit in a bank or branch outside of the United States.

“Eurodollar Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which Borrowers shall pay interest at a rate based upon the Derived LIBOR Fixed Rate applicable to Eurodollar Loans.

“Eurodollar Rate” means, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) three Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed on British Bankers Association Interest Rate LIBOR 01 or 02 as provided by Reuters or Bloomberg (or, if for any reason such rate is unavailable from Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters or Bloomberg) as the rate in the London interbank market for Dollar deposits  in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Eurodollar Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Agent (or an affiliate of Agent, in Agent’s discretion) by prime banks in any Eurodollar market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), three Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan; by (b) 1.00 minus the Reserve Percentage.

“Event of Default” means an event or condition that shall constitute an event of default as defined in Article VII hereof.

“Excluded Taxes” means, in the case of Agent and each Lender, taxes imposed on or measured by its overall net income or branch profits, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which Agent or such Lender, as the case may be, is organized or in which its principal office is located, or, in the case of any Lender, in which its applicable lending office is located.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

“Financial Officer” means any of the following officers: chief executive officer, president, chief financial officer or treasurer.  Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of IHS.

“Foreign Borrower” means each of the Foreign Subsidiaries of IHS set forth on Schedule 2 hereto, together with any other Foreign Subsidiary of IHS that, on or after the Closing Date, shall have satisfied, in the opinion of Agent, the requirements of Section 2.13(a) hereof.

“Foreign Borrower Assumption Agreement” means each of the Foreign Borrower Assumption Agreements executed by a Foreign Borrower after the Closing Date, in the form of the attached Exhibit G, as the same may from time to time be amended, restated or otherwise modified.

“Foreign Borrower Revolving Credit Note” means a Foreign Borrower Revolving Credit Note in the form of the attached Exhibit B, executed and delivered by a Foreign Borrower to each Lender pursuant to Section 2.4(b) hereof.

“Foreign Guarantor of Payment” means each of the Companies set forth on Schedule 3 hereto that shall have been designated a “Foreign Guarantor of Payment”, that are each executing and delivering (or has previously executed and delivered) a Guaranty of Payment, or any other Foreign Subsidiary that shall execute and deliver a Guaranty of Payment to Agent subsequent to the Closing Date.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.

“Fronting Lender” means, as to any Letter of Credit transaction hereunder, Agent as issuer of the Letter of Credit, or, in the event that Agent either shall be unable to issue or shall agree that another Lender may issue, a Letter of Credit, such other Lender as shall agree to issue the Letter of Credit in its own name, but in each instance on behalf of the Lenders hereunder.

“GAAP” means generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis (other than with respect to database costs, pension accounting and goodwill amortization) consistent with the past accounting practices and procedures of IHS, subject to absence of footnotes (with respect to interim statements) and year end adjustments.

“Governmental Authority” means any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization exercising such functions.

“Guaranteed Obligations” means that term as defined in Section 9.1 hereof.

“Guarantor” means a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” means a Domestic Guarantor of Payment or Foreign Guarantor of Payment, or any other Person that shall deliver a Guaranty of Payment to Agent subsequent to the Closing Date.

“Guaranty of Payment” means each Guaranty of Payment, each Amended and Restated Guaranty of Payment and each Second Amended and Restated Guaranty of Payment, as any of the foregoing may from time to time be executed and delivered on or after the Closing Date in connection with this Agreement by the Guarantors of Payment, as the same may from time to time be amended, restated or otherwise modified.

“Hedge Agreement” means any (a) hedge agreement, interest rate swap, basis swap agreement, cap, collar or floor agreement, or other interest rate management device (including forward rate agreements) entered into by a Company with any Person in connection with any Indebtedness of such Company, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company.

“Immaterial Subsidiary” means a Company that (a) is not a Credit Party, (b) has annual revenue (including the revenue of all of the Subsidiaries of such Company) of less than Five Million Dollars ($5,000,000), and (c) has aggregate assets (including the assets of all of the Subsidiaries of such Company) of less than Five Million Dollars ($5,000,000); provided that a Company shall not be required to satisfy the requirements of subparts (b) and (c) hereof in order to be deemed to be an Immaterial Subsidiary, so long as (i) such Company was Acquired pursuant to an Acquisition permitted pursuant to this Agreement, (ii) Borrowers notify Agent, within thirty (30) days after such Acquisition, that Borrowers intend to dissolve such Company and distribute all of the assets of such Company to a Credit Party within twelve (12) months after such Acquisition, and (iii) such Company is dissolved, and all of its assets are distributed to a Credit Party, within twelve (12) months after the date of such Acquisition.

“Indebtedness” means, for any Company, without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any Hedge Agreement, (f) all synthetic leases, (g) all lease obligations (excluding operating leases) that have been or should be capitalized on the books of such Company in accordance with GAAP, (h) all obligations of such Company with respect to asset securitization financing programs to the extent that there is recourse against such Company or such Company is liable (contingent or otherwise) under any such program, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness of the types referred to in subparts (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Company is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Company, (k) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (l) any guaranty of any obligation described in subparts (a) through (k) hereof.

“Interest Adjustment Date” means the last day of each Interest Period.

“Interest Coverage Ratio” means, as determined for the most recently completed four fiscal quarters of IHS, on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense.

“Interest Period” means, with respect to a LIBOR Fixed Rate Loan, the period commencing on the date such LIBOR Fixed Rate Loan is made and ending on the last day of such period, as selected by Administrative Borrower (or the appropriate Foreign Borrower) pursuant to the provisions hereof, and thereafter (unless, with respect to a Eurodollar Loan, such LIBOR Fixed Rate Loan is converted to a Base Rate Loan) each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by Administrative Borrower (or the appropriate Foreign Borrower) pursuant to the provisions hereof.  The duration of each Interest Period for a LIBOR Fixed Rate Loan shall be one month, two months, three months or six months, in each case as Administrative Borrower (or the appropriate Foreign Borrower) may select upon notice, as set forth in Section 2.5 hereof; provided that (a) if Administrative Borrower (or the appropriate Foreign Borrower) shall fail to so select the duration of any Interest Period for a Eurodollar Loan at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, Borrowers shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period; and (b) each Alternate Currency Loan must be repaid on the last day of the Interest Period applicable thereto.

“Joint Venture Subsidiary” means a joint venture of the Companies listed on Schedule 5.20 hereto (or provided in written notice to Agent and the Lenders), in which the Companies have Voting Power (or other ownership interest) of more than fifty percent (50%) but less than one hundred percent (100%), which, by the terms of the agreement under which such joint venture was created, is prohibited from entering into a Guaranty of Payment without the consent of the other joint venture party.

“KeyBank” means KeyBank National Association, and its successors and assigns.

“Lender” means that term as defined in the first paragraph hereof and, as the context requires, shall include the Fronting Lender and the Swing Line Lender.

“Letter of Credit” means a standby letter of credit that shall be issued (or has been issued under the Original Amended Credit Agreement prior to the Closing Date, and is outstanding and undrawn on the Closing Date) by the Fronting Lender for the account of a Borrower or Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) one year after its date of issuance (provided that such Letter of Credit may provide for the renewal thereof for additional one year periods), or (b) fifteen (15) days prior to the last day of the Commitment Period.

“Letter of Credit Commitment” means the commitment of the Fronting Lender, on behalf of the Lenders, to issue Letters of Credit in an aggregate face amount of up to Twenty-Five Million Dollars ($25,000,000).

“Letter of Credit Exposure” means, at any time, the Dollar Equivalent of the sum of (a) the aggregate undrawn amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by Borrowers or converted to a Revolving Loan pursuant to Section 2.2(b)(iv) hereof.

“Leverage Ratio” means, as determined on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated Funded Indebtedness (for the most recently completed fiscal quarter of IHS) to (b) Consolidated EBITDA (for the most recently completed four fiscal quarters of IHS).

“LIBOR Fixed Rate Loan” means a Eurodollar Loan or an Alternate Currency Loan.

“Lien” means any mortgage, deed of trust, security interest, lien (statutory or other), charge, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, leasing (other than operating leases), sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.

“Liquidity Amount” means, at any time, the sum of (a) (i) the Total Commitment Amount, minus (ii) the Revolving Credit Exposure; plus (b) all unrestricted cash on hand of IHS; plus (c) all Cash Equivalents of IHS having maturities of not more than one year from the date of acquisition thereof; as determined on a Consolidated basis and in accordance with GAAP.

“Loan” means a Revolving Loan or a Swing Loan granted to Borrowers by the Lenders in accordance with Section 2.2(a) or (c) hereof.

“Loan Documents” means, collectively, this Agreement, each Note, each Guaranty of Payment, each Confirmation of Guaranty of Payment, all documentation relating to each Letter of Credit, the Agent Fee Letter and the Closing Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Companies taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Agent or the Lenders hereunder or thereunder.

“Material Indebtedness Agreement” means any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of any Company or the Companies in excess of the amount of Ten Million Dollars ($10,000,000).

“Maximum Amount” means, for each Lender, the amount set forth opposite such Lender’s name under the column headed “Maximum Amount” as set forth on Schedule 1 hereto, subject to decreases determined pursuant to Section 2.9(a) hereof, increases pursuant to Section 2.9(b) hereof and assignments of interests pursuant to Section 10.10 hereof; provided that the Maximum Amount for the Swing Line Lender shall exclude the Swing Line Commitment (other than its pro rata share), and the Maximum Amount of the Fronting Lender shall exclude the Letter of Credit Commitment (other than its pro rata share).

“Maximum Commitment Amount” means Five Hundred Million Dollars ($500,000,000).

“Maximum Rate” means that term as defined in Section 2.3(d) hereof.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to such company.

“Multiemployer Plan” means a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“New Foreign Guarantor of Payment” means (a) Jane’s Information Group (Holdings) Limited, a corporation organized under the laws of the United Kingdom, (b) Jane’s Information Group Limited, a corporation organized under the laws of the United Kingdom, and (c) IHS GmbH, a limited liability company organized under the laws of Germany.

“Non-Credit Party” means a Company that is not a Credit Party.

“Non-Credit Party Exposure” means the aggregate amount, incurred on or after the Closing Date, of loans by a Company to, investments by a Company in, guaranties by a Company of Indebtedness of, and Letters of Credit issued to or for the benefit of, a Foreign Subsidiary that is a Non-Credit Party.

“Note” means a Revolving Credit Note or the Swing Line Note, or any other promissory note delivered pursuant to this Agreement.

“Notice of Loan” means a Notice of Loan in the form of the attached Exhibit D.

“Obligations” means, collectively, (a) all Indebtedness and other obligations incurred by a Borrower to Agent, the Swing Line Lender, the Fronting Lender, or any Lender (or any affiliate thereof) pursuant to this Agreement and the other Loan Documents, and includes the principal of and interest on all Loans and all obligations pursuant to Letters of Credit; (b) each extension, renewal or refinancing of the foregoing, in whole or in part; (c) the commitment fee and other fees, and any prepayment fees payable hereunder; and (d) all fees and charges in connection with the Letters of Credit.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Original Amended Credit Agreement” means that term as defined in the first Whereas paragraph hereof.

“Original Credit Agreement” means that term as defined in the first Whereas paragraph hereof.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise, ad valorem or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, use taxes, value added taxes, charges or similar taxes or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation, and its successor.

“Pension Plan” means an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Permitted Foreign Subsidiary Loans and Investments” means:

(a)           the investments by IHS or a Domestic Subsidiary in a Foreign Subsidiary that is not a Credit Party, existing as of the Closing Date and set forth on Schedule 5.11 hereto;

(b)           the loans by IHS or a Domestic Subsidiary to a Foreign Subsidiary that is not a Credit Party, in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto;

(c)           any investment by a Foreign Subsidiary in, or loan from a Foreign Subsidiary to, or guaranty from a Foreign Subsidiary of Indebtedness of, a Company that is a Credit Party;

(d)           any Non-Credit Party Exposure with respect to a Foreign Subsidiary or any loan by a US Borrower to a Foreign Subsidiary, not otherwise permitted under this definition, up to the aggregate amount of Twenty-Five Million Dollars ($25,000,000) for such Foreign Subsidiary so long as the Non-Credit Party Exposure and loans by all US Borrowers to all Foreign Subsidiaries incurred pursuant to this subpart (d) does not exceed the aggregate amount of Fifty Million Dollars ($50,000,000) at any time outstanding; and

(e)           any investment by a Foreign Subsidiary that is a Non-Credit Party in, or loan by a Foreign Subsidiary that is a Non-Credit Party to, a Company.

“Permitted Investment” means an investment (other than an investment entered into in connection with the Borrower Investment Policy) of a Company in the stock (or other debt or equity instruments) of a Person (other than a Credit Party), so long as (a) the Company making the investment is a Credit Party; and (b) the aggregate amount of all such investments of all Companies does not exceed, at any time, an aggregate amount (as determined when each such investment is made) of Twenty-Five Million Dollars ($25,000,000).

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.

“Prime Rate” means the interest rate established from time to time by Agent as Agent’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

“Register” means that term as described in Section 10.10(i) hereof.

“Regularly Scheduled Payment Date” means the last day of each February, May, August and November of each year.

“Related Writing” means each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report furnished by any Credit Party, or any of its officers, to Agent or the Lenders pursuant to or otherwise in connection with this Agreement.

“Reportable Event” means any of the events described in Section 4043 of ERISA except where notice is waived by the PBGC.

“Requested Availability” means that term as defined in Section 2.13(a) hereof.

“Required Lenders” means the holders of at least fifty-one percent (51%) of (a) during the Commitment Period, the Total Commitment Amount, and (b) after the termination of the Commitment Period, the sum of (i) the aggregate outstanding principal amount of Revolving Loans, (ii) the Letter of Credit Exposure and (iii) the Swing Line Exposure; provided, however, that, if there shall be two or more Lenders, Required Lenders shall constitute at least two Lenders.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property.

“Reserve Percentage” means, for any day, that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities.  The Derived LIBOR Fixed Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Restricted Payment” means, with respect to any Company, (a) any Capital Distribution, (b) any amount paid by such Company in repayment, redemption, retirement or repurchase, directly or indirectly, of any Subordinated Indebtedness, or (c) any amount paid by such Company in respect of any management, consulting or other similar arrangement with any equity holder (other than a Company) of a Company or Affiliate that is not in the ordinary course of business and is inconsistent with past practices of such Company.

“Revolving Credit Commitment” means the obligation hereunder, during the Commitment Period, of (a) each Lender to make Revolving Loans up to the Maximum Amount for such Lender, (b) the Fronting Lender to issue and each Lender to participate in Letters of Credit pursuant to the Letter of Credit Commitment, and (c) the Swing Line Lender to make and each Lender to participate in Swing Loans pursuant to the Swing Line Commitment.

“Revolving Credit Exposure” means, at any time, the Dollar Equivalent of the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, (b) the Swing Line Exposure, and (c) the Letter of Credit Exposure.

“Revolving Credit Note” means a US Borrower Revolving Credit Note or a Foreign Borrower Revolving Credit Note.

“Revolving Loan” means a Loan granted to US Borrowers or a Foreign Borrower by the Lenders in accordance with Section 2.2(a) hereof.

“SEC” means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Significant Asset Disposition” means a Disposition or a related series of Dispositions in which the aggregate fair market value or book value, whichever is greater, of the assets sold, leased, transferred or otherwise disposed of shall be greater than or equal to five percent (5%) of the Consolidated total assets of the Companies.

“Standard & Poor’s” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., and any successor to such company.

“Subordinated” means, as applied to Indebtedness, Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to Agent and the Required Lenders) in favor of the prior payment in full of the Obligations.

“Subsidiary” means (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by a Borrower or by one or more other subsidiaries of such Borrower or by such Borrower and one or more subsidiaries of such Borrower, (b) a partnership, limited liability company or unlimited liability company of which a Borrower, one or more other subsidiaries of such Borrower or such Borrower and one or more subsidiaries of such Borrower, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which a Borrower, one or more other subsidiaries of such Borrower or such Borrower and one or more subsidiaries of such Borrower, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person.  Unless otherwise specified, references to Subsidiary shall mean a Subsidiary of IHS.

“Subsidiary Borrower” means a Borrower other than (a) IHS, or (b) a Foreign Borrower.

“Swing Line Commitment” means the commitment of the Swing Line Lender to make Swing Loans to US Borrowers up to the aggregate amount at any time outstanding of Twenty Million Dollars ($20,000,000).

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Loans outstanding.

“Swing Line Lender” means KeyBank, as holder of the Swing Line Commitment.

“Swing Line Note” means the Swing Line Note in the form of the attached Exhibit C, executed and delivered by US Borrowers pursuant to Section 2.4(c) hereof.

“Swing Loan” means a loan that shall be denominated in Dollars granted to US Borrowers by the Swing Line Lender under the Swing Line Commitment in accordance with Section 2.2(c) hereof.

“Swing Loan Maturity Date” means, with respect to any Swing Loan, the earlier of (a) thirty (30) days after the date such Swing Loan is made, or (b) the last day of the Commitment Period.

“Swiss Borrower” means Petroconsultants S.A., and its successors and permitted assigns.

“Taxes” means any and all present or future taxes of any kind, including but not limited to, levies, imposts, duties, surtaxes, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties, fines, additions to taxes or similar liabilities with respect thereto) other than Excluded Taxes.

“Threshold EBITDA Acquisition” means an Acquisition, made after the Closing Date, that generates EBITDA for the Company making such Acquisition or the acquired Company in excess of negative Five Million Dollars (-$5,000,000).

“Total Commitment Amount” means the Closing Commitment Amount, as such amount may be increased up to the Maximum Commitment Amount pursuant to Section 2.9(b) hereof; provided that, for the purposes of determining the Total Commitment Amount, Agent may, in its discretion, calculate the Dollar Equivalent of any Alternate Currency Loan on any Business Day selected by Agent.

“U.C.C. Financing Statement” means a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.

“UK Borrower” means IHS Group Holdings Limited and Technical Indexes Limited, and their respective successors and permitted assigns.

“US Borrower” means that term as defined in the first paragraph hereof.

“US Borrower Revolving Credit Note” means a US Borrower Revolving Credit Note in the form of the attached Exhibit A, executed and delivered by US Borrowers to each Lender pursuant to Section 2.4(a) hereof.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person.  The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Welfare Plan” means an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

“Wholly-Owned Subsidiary” means, with respect to any Person, any corporation, limited liability company, unlimited liability company or other entity, all of the securities or other ownership interest of which having ordinary Voting Power to elect a majority of the board of directors, or other persons performing similar functions, are at the time directly or indirectly owned by such Person.

Section 1.2.  Accounting Terms.  Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

Section 1.3.  Terms Generally.  The foregoing definitions shall be applicable to the singular and plural forms of the foregoing defined terms.

ARTICLE II.  AMOUNT AND TERMS OF CREDIT

Section 2.1.  Amount and Nature of Credit.

(a)           Subject to the terms and conditions of this Agreement, the Lenders, during the Commitment Period and to the extent hereinafter provided, shall make Loans to Borrowers, participate in Swing Loans made by the Swing Line Lender to US Borrowers and issue or participate in Letters of Credit at the request of Administrative Borrower, in such aggregate amount as Borrowers shall request pursuant to the Commitment; provided, however, that in no event shall the Revolving Credit Exposure be in excess of the Total Commitment Amount.

(b)           Each Lender, for itself and not one for any other, agrees to make Loans, participate in Swing Loans, and issue or participate in Letters of Credit, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by Borrowers or the issuance of a Letter of Credit:

(i)            the Dollar Equivalent of the aggregate outstanding principal amount of Revolving Loans made by such Lender, when combined with such Lender’s pro rata share of the Letter of Credit Exposure and the Swing Line Exposure shall not be in excess of the Maximum Amount for such Lender; and

(ii)           the aggregate outstanding principal amount of Revolving Loans made by such Lender shall represent that percentage of the aggregate principal amount then outstanding on all Revolving Loans, together with such Lender’s interest in the Letter of Credit Exposure and the Swing Line Exposure that shall be such Lender’s Commitment Percentage.

Each borrowing (other than Swing Loans which shall be risk participated on a pro rata basis) from the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders.

(c)           The Loans may be made as Revolving Loans as described in Section 2.2 (a) hereof and as Swing Loans as described in Section 2.2 (c) hereof, and Letters of Credit may be issued in accordance with Section 2.2(b) hereof.

Section 2.2.  Revolving Credit.

(a)           Revolving Loans.  Subject to the terms and conditions of this Agreement, during the Commitment Period, the Lenders shall make a Revolving Loan or Revolving Loans to US Borrowers or a Foreign Borrower in such amount or amounts as Administrative Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Total Commitment Amount, when such Revolving Loans are combined with the Letter of Credit Exposure and the Swing Line Exposure; provided, however, that Borrowers shall not request any Alternate Currency Loan (and the Lenders shall not be obligated to make an Alternate Currency Loan) if, after giving effect thereto, the Alternate Currency Exposure would exceed the Alternate Currency Maximum Amount.  Borrowers shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans, Eurodollar Loans or Alternate Currency Loans.  With respect to each Alternate Currency Loan, subject to the other provisions of this Agreement, US Borrowers or the appropriate Foreign Borrower, as applicable, shall receive all of the proceeds of such Alternate Currency Loan in one Alternate Currency and repay such Alternate Currency Loan in the same Alternate Currency.  Subject to the provisions of this Agreement, Borrowers shall be entitled under this Section 2.2(a) to borrow funds, repay the same in whole or in part and re-borrow hereunder at any time and from time to time during the Commitment Period.

(b)           Letters of Credit.

(i)            Generally.  Subject to the terms and conditions of this Agreement, during the Commitment Period (and prior to the Commitment Period with respect to Letters of Credit issued under the Original Amended Credit Agreement and outstanding and undrawn on the Closing Date), the Fronting Lender shall, in its own name, on behalf of the Lenders, issue such Letters of Credit for the account of a Credit Party, as Administrative Borrower may from time to time request.  Administrative Borrower shall not request any Letter of Credit (and the Fronting Lender shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (A) the Letter of Credit Exposure would exceed the Letter of Credit Commitment, (B) the Revolving Credit Exposure would exceed the Total Commitment Amount, or (C) with respect to a request for a Letter of Credit to be issued in an Alternate Currency, the Alternate Currency Exposure would exceed the Alternate Currency Maximum Amount.  The issuance of each Letter of Credit shall confer upon each Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Lender’s Commitment Percentage.

(ii)           Request for Letter of Credit.  Each request for a Letter of Credit shall be delivered to Agent (and to the Fronting Lender, if the Fronting Lender is a Lender other than Agent) by an Authorized Officer not later than 11:00 A.M. (Mountain time) three Business Days prior to the date of the proposed issuance of the Letter of Credit.  Each such request shall be in a form acceptable to Agent (and the Fronting Lender, if the Fronting Lender is a Lender other than Agent) and shall specify the face amount thereof, the account party, the beneficiary, the requested date of issuance, amendment, renewal or extension, the expiry date thereof, the Alternate Currency if a Letter of Credit denominated in an Alternate Currency is requested, and the nature of the transaction or obligation to be supported thereby.  Concurrently with each such request, Administrative Borrower, and any Credit Party for whose account the Letter of Credit is to be issued (which may be a Borrower or a Guarantor of Payment), shall execute and deliver to the Fronting Lender an appropriate application and agreement, being in the standard form of the Fronting Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by Agent.  Agent shall give the Fronting Lender and each Lender notice of each such request for a Letter of Credit.

(iii)          Letter of Credit Fees.  With respect to each Letter of Credit and the drafts thereunder, if any, whether issued for the account of a Borrower or any other Credit Party, US Borrowers agree (and each Foreign Borrower agrees to pay, with respect to Letters of Credit issued for its own account) to (A) pay to Agent, for the pro rata benefit of the Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, at the rate per annum of the Applicable Margin (in effect on such Regularly Scheduled Payment Date) multiplied by the face amount of such Letter of Credit; (B) pay to Agent, for the sole benefit of the Fronting Lender, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit shall be issued, amended or renewed at the rate of one-eighth percent (1/8%) of the face amount of such Letter of Credit; and (C) pay to Agent, for the sole benefit of the Fronting Lender, such other issuance, amendment, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are generally charged by the Fronting Lender under its fee schedule as in effect from time to time.

(iv)          Refunding of Letters of Credit with Revolving Loans.  Whenever a Letter of Credit shall be drawn, US Borrowers, and any Foreign Borrower for whose account such Letter of Credit was issued, shall immediately reimburse the Fronting Lender for the amount drawn.  In the event that the amount drawn is not in an Alternate Currency and shall not have been reimbursed by such Borrowers, as applicable, within one Business Day of the drawing of such Letter of Credit, at the sole option of Agent (and the Fronting Lender, if the Fronting Lender is a Lender other than Agent), such Borrowers shall be deemed to have requested a Revolving Loan, subject to the provisions of Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof), in the amount drawn.  Such Revolving Loan shall be evidenced by the Revolving Credit Notes

(or, if a Lender has not requested a Revolving Credit Note, by the records of Agent and such Lender).  Each Lender agrees, to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever.  Each Lender acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(b)(iv) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Fronting Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated.  Borrowers irrevocably authorize and instruct Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(iv) to reimburse, in full (other than the Fronting Lender’s pro rata share of such borrowing), the Fronting Lender for the amount drawn on such Letter of Credit.  Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to Borrowers hereunder.  Each Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or if such Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

(v)           Participation in Letters of Credit.  If, for any reason, Agent (and the Fronting Lender if the Fronting Lender is a Lender other than Agent) shall be unable to or, in the opinion of Agent, it shall be impracticable to, convert any Letter of Credit to a Revolving Loan pursuant to the preceding subsection or if the amount not reimbursed is a Letter of Credit drawn in an Alternate Currency, Agent (and the Fronting Lender if the Fronting Lender is a Lender other than Agent) shall have the right to request that each Lender purchase a participation in the amount due with respect to such Letter of Credit, and Agent shall promptly notify each Lender thereof (by facsimile or telephone, confirmed in writing).  Upon such notice, but without further action, the Fronting Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Fronting Lender, an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such Lender’s Commitment Percentage of the principal amount due with respect to such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the account of the Fronting Lender, such Lender’s ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such Lender’s Commitment Percentage).  Each Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that is drawn but not reimbursed by Borrowers pursuant to this subsection (v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of  Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated.  Each Lender shall comply with its obligation under this subsection (v) by wire transfer of immediately available funds in Dollars (except in the case of a Letter of Credit issued and drawn in an Alternate Currency, and, in such case, in such Alternate Currency), in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans.  Each Lender is hereby authorized to record on its records such Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

(c)           Swing Loans.

(i)            Generally.  Subject to the terms and conditions of this Agreement, during the Commitment Period, the Swing Line Lender shall make a Swing Loan or Swing Loans to US Borrowers in such amount or amounts as Administrative Borrower, through an Authorized Officer, may from time to time request; provided that Administrative Borrower shall not request any Swing Loan if, after giving effect thereto, (A) the Revolving Credit Exposure would exceed the Total Commitment Amount, or (B) the Swing Line Exposure would exceed the Swing Line Commitment.  Each Swing Loan shall be due and payable on the Swing Loan Maturity Date applicable thereto.  Each Swing Loan shall be made in Dollars.

(ii)           Refunding of Swing Loans.  If the Swing Line Lender so elects, by giving notice to Administrative Borrower and the Lenders, US Borrowers agree that the Swing Line Lender shall have the right, in its sole discretion, to require that any Swing Loan be refinanced as a Revolving Loan.  Such Revolving Loan shall be a Base Rate Loan unless otherwise requested by and available to US Borrowers hereunder.  Upon receipt of such notice by US Borrowers and the Lenders, US Borrowers shall be deemed, on such day, to have requested a Revolving Loan in the principal amount of the Swing Loan in accordance with Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof).  Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of Agent and such Lender).  Each Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever.  Each Lender acknowledges and agrees that the obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(c)(ii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Swing Line Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated.  US Borrowers irrevocably authorize and instruct Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(c)(ii) to repay in full such Swing Loan.  Each Lender is hereby authorized to record on its records relating to its US Borrower Revolving Credit Note (or, if such Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Lender’s pro rata share of the amounts paid to refund such Swing Loan.

(iii)          Participation in Swing Loans.  If, for any reason, Agent is unable to or, in the opinion of Agent, it is impracticable to, convert any Swing Loan to a Revolving Loan pursuant to the preceding Section 2.2(c)(ii), then on any day that a Swing Loan is outstanding (whether before or after the maturity thereof), Agent shall have the right to request that each Lender purchase a participation in such Swing Loan, and Agent shall promptly notify each Lender thereof (by facsimile or telephone, confirmed in writing).  Upon such notice, but without further action, the Swing Line Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Swing Line Lender, an undivided participation interest in such Swing Loan in an amount equal to such Lender’s Commitment Percentage of the principal amount of such Swing Loan.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the benefit of the Swing Line Lender, such Lender’s ratable share of such Swing Loan (determined in accordance with such Lender’s Commitment Percentage).  Each Lender acknowledges and agrees that its obligation to acquire participations in Swing Loans pursuant to this Section 2.2(c)(iii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated.  Each Lender shall comply with its obligation under this Section 2.2(c)(iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans to be made by such Lender.

Section 2.3.  Interest.

(a)           Revolving Loans.

(i)            Base Rate Loan.  The appropriate Borrower or Borrowers shall pay interest on the unpaid principal amount of a Base Rate Loan outstanding from time to time from the date thereof until paid at the Base Rate from time to time in effect.  Interest on such Base Rate Loan shall be payable, commencing November 30, 2007, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.

(ii)           LIBOR Fixed Rate Loans.  The appropriate Borrower or Borrowers shall pay interest on the unpaid principal amount of each LIBOR Fixed Rate Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin), at the Derived LIBOR Fixed Rate.  Interest on such LIBOR Fixed Rate Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period shall exceed three months, the interest must be paid every three months, commencing three months from the beginning of such Interest Period).

(b)           Swing Loans.  US Borrowers shall pay interest to Agent, for the sole benefit of the Swing Line Lender (and any Lender that shall have purchased a participation in such Swing

Loan), on the unpaid principal amount of each Swing Loan outstanding from time to time from the date thereof until paid at the Base Rate from time to time in effect.  Interest on each Swing Loan shall be payable on the Swing Loan Maturity Date applicable thereto. Each Swing Loan shall bear interest for a minimum of one day.

(c)           Default Rate.  Anything herein to the contrary notwithstanding, if an Event of Default shall occur hereunder and during the continuance thereof, upon the election of the Required Lenders (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount not paid when due from Borrowers hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate; provided that, during an Event of Default under Section 7.1 or 7.12 hereof, the applicable Default Rate shall apply without any election or action on the part of Agent or any Lender.

(d)           Limitation on Interest.  In no event shall the rate of interest hereunder exceed the maximum rate allowable by law.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower.  In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations, so long as the foregoing does not adversely affect a Borrower.

Section 2.4.  Evidence of Indebtedness.

(a)           US Borrower Revolving Loans.  Upon the request of a Lender, to evidence the obligation of US Borrowers to repay the Base Rate Loans and LIBOR Fixed Rate Loans made by such Lender and to pay interest thereon, US Borrowers shall execute a US Borrower Revolving Credit Note, payable to the order of such Lender in the principal amount of its Revolving Credit Commitment or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Lender; provided that the failure of a Lender to request a Revolving Credit Note shall in no way detract from US Borrowers’ obligations to such Lender hereunder.

(b)           Foreign Borrower Revolving Loans.  Upon the request of a Lender, to evidence the obligation of each Foreign Borrower to repay the Base Rate Loans and LIBOR Fixed Rate Loans made by such Lender and to pay interest thereon each Foreign Borrower Revolving Credit Note, payable to the order of such Lender in the principal amount of its Revolving Credit Commitment or, if less, the aggregate unpaid principal amount of Revolving Loans made to such Foreign Borrower by such Lender; provided that the failure of a Lender to request a Foreign

Borrower Revolving Credit Note shall in no way detract from such Foreign Borrower’s obligations to such Lender hereunder.

(c)           Swing Loan.  Upon the request of the Swing Line Lender, to evidence the obligation of US Borrowers to repay the Swing Loans and to pay interest thereon, US Borrowers shall execute a Swing Line Note, and payable to the order of the Swing Line Lender in the principal amount of the Swing Line Commitment, or, if less, the aggregate unpaid principal amount of Swing Loans made by the Swing Line Lender; provided that the failure of the Swing Line Lender to request a Swing Line Note shall in no way detract from US Borrowers’ obligations to the Swing Line Lender hereunder.

Section 2.5.  Notice of Credit Event; Funding of Loans.

(a)           Notice of Credit Event.  Administrative Borrower, through an Authorized Officer, shall provide to Agent a Notice of Loan prior to (i) 11:00 A.M. (Mountain time) on the proposed date of borrowing or conversion of any Base Rate Loan, (ii) 11:00 A.M. (Mountain time) three Business Days prior to the proposed date of borrowing, conversion or continuation of any LIBOR Fixed Rate Loan, and (iii) 2:00 P.M. (Mountain time) on the proposed date of borrowing of any Swing Loan; provided, however, that an Authorized Officer of Administrative Borrower may verbally request a Loan, so long as a Notice of Loan is received by the end of the same Business Day, and, if Agent or any Lender provides funds or initiates funding based upon such verbal request, Administrative Borrower shall bear the risk with respect to any information regarding such funding that is later determined to have been incorrect.  Borrowers shall comply with the notice provisions set forth in Section 2.2(b) hereof with respect to Letters of Credit.

(b)           Funding of Loans.  Agent shall notify each Lender of the date, amount, type of currency and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan, and, in any event, by 2:00 P.M. (Mountain time) on the date such Notice of Loan is received.  On the date that the Credit Event set forth in such Notice of Loan is to occur, each such Lender shall provide to Agent, not later than 3:00 P.M. (Mountain time), the amount in Dollars, or, with respect to an Alternate Currency, in the applicable Alternate Currency, in federal or other immediately available funds, required of it.  If Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Lender, Agent shall have the right, upon prior notice to Administrative Borrower, to debit any account of any US Borrower or otherwise receive such amount from US Borrowers or the appropriate Foreign Borrower, promptly after demand, in the event that such Lender shall fail to reimburse Agent in accordance with this subsection.  Agent shall also have the right to receive interest from such Lender at the Federal Funds Effective Rate in the event that such Lender shall fail to provide its portion of the Loan on the date requested and Agent shall elect to provide such funds.

(c)           Conversion of Loans.  At the request of Administrative Borrower to Agent, subject to the notice and other provisions of this Section 2.5, the Lenders shall convert a Base Rate Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan on any Interest Adjustment Date applicable thereto.  Swing Loans may be converted by the Swing Line Lender to Revolving Loans in accordance with Section 2.2(c)(ii)

hereof.  No Alternate Currency Loan may be converted to a Base Rate Loan or Eurodollar Loan and no Base Rate Loan or Eurodollar Loan may be converted to an Alternate Currency Loan.

(d)           Minimum Amount.  Each request for:

(i)            a Base Rate Loan shall be in an amount of not less than Three Million Dollars ($3,000,000), increased by increments of One Million Dollars ($1,000,000);

(ii)           a LIBOR Fixed Rate Loan shall be in an amount (or, with respect to an Alternate Currency Loan, the Dollar Equivalent (or, in the discretion of Agent, such approximately comparable amount as shall result in a rounded number)) of not less than Three Million Dollars ($3,000,000), increased by increments of One Million Dollars ($1,000,000) (or, with respect to an Alternate Currency Loan, the Dollar Equivalent (or, in the discretion of Agent, such approximately comparable amount as shall result in a rounded number)); and

(iii)          a Swing Loan shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000).

(e)           Interest Periods.  Borrowers shall not request that LIBOR Fixed Rate Loans be outstanding for more than twelve (12) different Interest Periods at the same time.

Section 2.6.  Payment on Loans and Other Obligations.

(a)           Payments Generally.  Each payment made hereunder by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b)           Payments in Alternate Currency from Borrowers.  With respect to any Alternate Currency Loan or any Letter of Credit payable in an Alternate Currency, all payments (including prepayments) to any Lender of the principal of or interest on such Alternate Currency Loan or Letter of Credit shall be made in the same Alternate Currency as the original Loan or Letter of Credit.  All such payments shall be remitted by Borrowers to Agent, at the address of Agent for notices referred to in Section 10.4 hereof (or at such other office or account as designated in writing by Agent to Administrative Borrower), for the account of the Lenders (or the Fronting Lender, as appropriate) not later than 11:00 A.M. (Mountain time) on the due date thereof in same day funds.  Any such payments received by Agent after 11:00 A.M. (Mountain time) shall be deemed to have been made and received on the next Business Day.

(c)           Payments in Dollars from Borrowers.  With respect to (i) any Loan (other than an Alternate Currency Loan), or (ii) any other payment to Agent and the Lenders that shall not be covered by subsection (b) above, all such payments (including prepayments) to Agent of the principal of or interest on such Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by any Borrower under this Agreement, shall be made in Dollars.  All payments described in this subsection (c) shall be remitted to Agent, at the address of Agent for notices referred to in Section 10.4 hereof for the account of the Lenders (or the

Fronting Lender or the Swing Line Lender, as appropriate) not later than 11:00 A.M. (Mountain time) on the due date thereof in immediately available funds.  Any such payments received by Agent after 11:00 A.M. (Mountain time) shall be deemed to have been made and received on the next Business Day.

(d)           Payments to Lenders from Agent.  Upon Agent’s receipt of payments hereunder, Agent shall immediately distribute to each Lender its (except with respect to Swing Loans, which shall be paid to the Swing Line Lender or, with respect to Letters of Credit, certain of which payments shall be paid to the Fronting Lender) their respective ratable shares, if any, of the amount of principal, interest, and commitment and other fees received by Agent for the account of such Lender.  Payments received by Agent in Dollars shall be delivered to the Lenders in Dollars in immediately available funds.  Payments received by Agent in any Alternate Currency shall be delivered to the Lenders in such Alternate Currency in same day funds.  Each Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, LIBOR Fixed Rate Loans, Swing Loans and Letters of Credit, the type of currency for each Loan, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Borrowers under this Agreement or any Note.  The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.

(e)           Timing of Payments.  Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided that, with respect to a LIBOR Fixed Rate Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

Section 2.7.  Prepayment.

(a)           Right to Prepay.  Borrowers shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the Lenders, all or any part of the principal amount of the Revolving Loans then outstanding, as designated by Borrowers.  Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid.  Borrowers shall have the right, at any time or from time to time, to prepay, for the benefit of the Swing Line Lender (and any Lender that has purchased a participation in such Swing Loan), all or any part of the principal amount of the Swing Loans then outstanding, as designated by Borrowers, plus interest accrued on the amount so prepaid to the date of such prepayment.  Prepayments of Base Rate Loans shall be without any premium or penalty, other than any prepayment fees, penalties or other charges that may be contained in any Hedge Agreement.

(b)           Notice of Prepayment.  Administrative Borrower shall give Agent notice of prepayment of a Base Rate Loan or Swing Loan by no later than 1:00 P.M. (Mountain time) one Business Day before the Business Day on which such prepayment is to be made and written notice of the prepayment of any LIBOR Fixed Rate Loan not later than 1:00 P.M. (Mountain time) three Business Days before the Business Day on which such prepayment is to be made.

(c)           Minimum Amount.  Each prepayment of a LIBOR Fixed Rate Loan shall be in the principal amount of not less than One Million Dollars ($1,000,000), or the principal amount of such Loan (or, with respect to an Alternate Currency Loan, the Dollar Equivalent (rounded to a comparable amount) of such amount) or, with respect to a Swing Loan, the principal balance of such Swing Loan, except in the case of a mandatory payment pursuant to Section 2.11 hereof or Article III hereof.

Section 2.8.  Commitment and Other Fees.

(a)           Commitment Fee.  US Borrowers shall pay to Agent, for the ratable account of the Lenders, as a consideration for the Commitment, a commitment fee from the Closing Date to and including the last day of the Commitment Period, payable quarterly, at a rate per annum equal to (i) the Applicable Commitment Fee Rate in effect on the payment date, multiplied by (ii) (A) the average daily Total Commitment Amount in effect during such quarter, minus (B) the average daily Revolving Credit Exposure (exclusive of the Swing Line Exposure) during such quarter.  The commitment fee shall be payable in arrears, on November 30, 2007 and continuing on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

(b)           Agent Fee.  US Borrowers shall pay to Agent, for its sole benefit, the fees set forth in the Agent Fee Letter.

Section 2.9.  Modifications to Commitment.

(a)           Optional Reduction of Commitment.  Borrowers may at any time and from time to time permanently reduce in whole or ratably in part the Total Commitment Amount to an amount not less than the then existing Revolving Credit Exposure, by Administrative Borrower giving Agent not fewer than three Business Days’ written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000).  Agent shall promptly notify each Lender of the date of each such reduction and such Lender’s proportionate share thereof.  After each such partial reduction, the commitment fees payable hereunder shall be calculated upon the Total Commitment Amount as so reduced.  If Borrowers reduce in whole the Total Commitment Amount on the effective date of such reduction (the appropriate Borrowers having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest (if any) and commitment and other fees accrued and unpaid with respect thereto, and provided that no Letter of Credit Exposure or Swing Line Exposure shall exist), all of the Notes shall be delivered to Agent marked “Canceled” and Agent shall redeliver such Notes to Administrative Borrower.  Any partial reduction in the Total Commitment Amount shall be effective during the remainder of the Commitment Period.

(b)           Increase in Commitment.  At any time during the Commitment Increase Period, Administrative Borrower may request that Agent increase the Total Commitment Amount from the Closing Commitment Amount up to an amount that shall not exceed the Maximum Commitment Amount by either, at the option of Administrative Borrower, (i) increasing, for one or more Lenders, with their prior written consent, their respective amounts of the Revolving Credit Commitment, or (ii) including one or more Additional Lenders, acceptable to Administrative Borrower, each with a new Revolving Credit Commitment, as a party to this Agreement (collectively, the “Additional Commitment”); provided that the existing Lenders shall be given the opportunity to provide the Additional Commitments prior to the inclusion of any Additional Lenders.  During the Commitment Increase Period, all of the Lenders agree that Agent, in its sole discretion, may permit one or more Additional Commitments upon satisfaction of the following requirements: (A) each Additional Lender, if any, shall execute an Additional Lender Assumption Agreement, (B) Agent shall provide to each Lender a revised Schedule 1 to this Agreement, including revised Commitment Percentages for each of the Lenders, if appropriate, at least three Business Days prior to the date of effectiveness of such Additional Commitments (each an “Additional Lender Assumption Effective Date”), and (C) US Borrowers and, as appropriate, each Foreign Borrower shall execute and deliver to Agent and the Lenders such replacement or additional Revolving Credit Notes as shall be required by Agent.  The Lenders hereby authorize Agent to execute each Additional Lender Assumption Agreement on behalf of the Lenders.  On each Additional Lender Assumption Effective Date, the Lenders shall make adjustments among themselves with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of Agent, in order to reallocate among such Lenders such outstanding amounts, based on the revised Commitment Percentages and to otherwise carry out fully the intent and terms of this Section 2.9(b).  In connection therewith, it is understood and agreed that the Maximum Amount of any Lender will not be increased (or decreased except pursuant to Section 2.9(a) hereof) without the prior written consent of such Lender.  Borrowers shall not request any increase in the Total Commitment Amount pursuant to this Section 2.9(b) if a Default or an Event of Default shall then exist, or immediately after giving effect to any such increase would exist.

Section 2.10.  Computation of Interest and Fees.  With the exception of Base Rate Loans, interest on Loans and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed.  With respect to Base Rate Loans, interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed.

Section 2.11.  Mandatory Payment.

(a)           Revolving Credit Exposure.  If, at any time, the Revolving Credit Exposure shall exceed the Total Commitment Amount as then in effect, US Borrowers (and the appropriate Foreign Borrowers) shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Loans sufficient to bring the Revolving Credit Exposure within the Total Commitment Amount.

(b)           Swing Line Exposure.  If, at any time, the Swing Line Exposure shall exceed the Swing Line Commitment, US Borrowers shall, as promptly as practicable, but in no event later than the next Business Day, prepay an aggregate principal amount of the Swing Loans sufficient to bring the Swing Line Exposure within the Swing Line Commitment.

(c)           Application of Mandatory Payments.  Unless otherwise designated by Borrowers, each prepayment pursuant to Section 2.11(a) hereof shall be applied in the following order (i) first, on a pro rata basis for the Lenders, to outstanding Base Rate Loans, and (ii) second, on a pro rata bases for the Lenders, to outstanding LIBOR Fixed Rate Loans, provided that if the outstanding principal amount of any LIBOR Fixed Rate Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.5(d) hereof as a result of such prepayment, then such LIBOR Fixed Rate Loan shall be converted into a Base Rate Loan on the date of such prepayment.  Any prepayment of a LIBOR Fixed Rate Loan pursuant to this Section 2.11 shall be subject to the prepayment provisions set forth in Article III hereof.

Section 2.12.  Liability of Borrowers.

(a)           Joint and Several Liability.  Each Borrower hereby authorizes Administrative Borrower to request Loans hereunder.  Each US Borrower acknowledges and agrees that Agent and the Lenders are entering into this Agreement at the request of each US Borrower and with the understanding that each US Borrower is and shall remain fully liable, jointly and severally, for payment in full of the Obligations.  Each US Borrower agrees that it is receiving or will receive a direct pecuniary benefit for each Loan made or Letter of Credit issued hereunder.

(b)           Appointment of Administrative Borrower.  Each Borrower hereby irrevocably appoints Administrative Borrower as the borrowing agent and attorney-in-fact for all Borrowers,  which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes Administrative Borrower to (i) provide Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, (ii) take such action as Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit, and (iii) exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.

(c)           Maximum Liability of Each Borrower.  Anything in this Agreement or any other Loan Document to the contrary notwithstanding, in no event shall the maximum liability of any Subsidiary Borrower exceed the maximum amount that (after giving effect to the incurring of the obligations hereunder and to any rights to contribution of such Subsidiary Borrower from other Affiliates of such Subsidiary Borrower) would not render the rights to payment of Agent and the Lenders hereunder void, voidable or avoidable under any applicable fraudulent transfer law.

 (d)          Waivers of Each Borrower.  In the event that any obligation of any Borrower under this Agreement is deemed to be an agreement by such Borrower to answer for the debt or default of another Credit Party or as a hypothecation of property as security therefore, each Borrower represents and warrants that (i) no representation has been made to such Borrower as to the creditworthiness of such other Credit Party, and (ii) such Borrower has established adequate means of obtaining from such other Credit Party on a continuing basis, financial or other information pertaining to such other Credit Party’s financial condition.  Each Borrower expressly waives, except as expressly required under this Agreement, diligence, demand, presentment, protest and notice of every kind and nature whatsoever, consents to the taking by Agent and the Lenders of any additional security, if any, of another Credit Party for the obligations secured hereby, or the alteration or release in any manner of any security, if any, of another Credit Party now or hereafter held in connection with the Obligations, and consents that Agent, the Lenders and any other Credit Party may deal with each other in connection with such obligations or otherwise, or alter any contracts now or hereafter existing between them, in any manner whatsoever, including without limitation the renewal, extension, acceleration or changes in time for payment of any such obligations or in the terms or conditions of any security held.  Agent and the Lenders are hereby expressly given the right, at their option, to proceed in the enforcement of any of the Obligations independently of any other remedy or security they may at any time hold in connection with such obligations secured and it shall not be necessary for Agent and the Lenders to proceed upon or against or exhaust any other security or remedy before proceeding to enforce their rights against such Borrower.  Each Borrower further subordinates any right of subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect of sums paid to Agent and the Lenders by any other Credit Party.

(e)           Liability of Foreign Borrowers.  Anything herein to the contrary notwithstanding, no Foreign Borrower shall at any time be liable for any Indebtedness of a US Borrower under this Agreement (exclusive of Indebtedness of such Foreign Borrower that is guaranteed by such US Borrower under this Agreement).

Section 2.13.  Addition of Foreign Borrowers or Foreign Guarantors.

(a)           Addition of Foreign Borrower.  At the request of Administrative Borrower (with at least seven days prior written notice to Agent and the Lenders), a Foreign Subsidiary of IHS that shall not then be a Foreign Borrower may become a Foreign Borrower hereunder, provided that all of the following requirements shall have been met to the satisfaction of Agent: (i) Administrative Borrower shall have provided to Agent a written request that such Foreign Subsidiary be designated as a Foreign Borrower pursuant to the terms of this Agreement, which request shall specify the amount of Revolving Loans and Letters of Credit requested to be made available to such Foreign Subsidiary (the “Requested Availability”); (ii) Agent shall have approved the amount of the Requested Availability or otherwise agreed with Administrative Borrower as to the revised amount of availability, and, upon such approval or reaching such agreement, Agent is hereby authorized to record such amount on Schedule 4 hereto as the “Additional Foreign Borrower Maximum Amount” with respect to such Foreign Subsidiary; (iii) such Foreign Subsidiary shall be a Wholly-Owned Subsidiary of IHS; (iv) IHS and each Domestic Guarantor of Payment shall have guaranteed the obligations of such Foreign Subsidiary under this Agreement pursuant to the terms of a Guaranty of Payment; (v) such Foreign Subsidiary shall have executed a Foreign Borrower Assumption Agreement and Foreign Borrower Revolving Credit Notes, and any other Foreign Subsidiary that Agent and

Administrative Borrower agree shall become a Foreign Guarantor of Payment with respect to such Foreign Subsidiary, shall have executed a Guaranty of Payment with respect to the obligations of such Foreign Subsidiary (provided that there shall be no adverse tax consequences or adverse legal impact); and (vi) IHS, such Foreign Subsidiary that shall become a Foreign Borrower, and any such Foreign Subsidiary that shall become a Foreign Guarantor of Payment, in each case, shall have provided to Agent such corporate governance and authorization documents and an opinion of counsel and any other items as may be deemed necessary or advisable by Agent.

(b)           Addition of Foreign Guarantor of Payment.  At the request of Administrative Borrower, a Foreign Subsidiary of IHS that shall not then be a Foreign Guarantor of Payment may become a Foreign Guarantor of Payment hereunder, provided that all of the following requirements shall have been met to the satisfaction of Agent: (i) Administrative Borrower shall have provided to Agent a written request that such Foreign Subsidiary be designated as a Foreign Guarantor of Payment pursuant to the terms of this Agreement, which request shall specify the Requested Availability for such Foreign Subsidiary; (ii) Agent shall have approved the amount of the Requested Availability or otherwise agreed with Administrative Borrower as to the revised amount of availability, and, upon such approval or reaching such agreement, Agent is hereby authorized to record such amount on Schedule 4 hereto as the “Additional Foreign Guarantor Maximum Amount” with respect to such Foreign Subsidiary; (iii) such Foreign Subsidiary shall be a Wholly-Owned Subsidiary of IHS; (iv) such Foreign Subsidiary shall have executed a Guaranty of Payment with respect to the obligations of one or more Foreign Borrowers as may be required by Agent (provided that there shall be no adverse tax consequences or adverse legal impact); and (v) such Foreign Subsidiary that shall become a Foreign Guarantor of Payment shall have provided to Agent such corporate governance and authorization documents and an opinion of counsel and any other items as may be deemed necessary or advisable by Agent.

(c)           Additional Credit Party Bound by Provisions.  Upon satisfaction by Administrative Borrower and any such Foreign Subsidiary of the requirements set forth in subsections (a) and (b) above, Agent shall promptly notify Administrative Borrower and the Lenders, whereupon such Foreign Subsidiary shall be designated a “Foreign Borrower” or “Foreign Guarantor of Payment”, as applicable, pursuant to the terms and conditions of this Agreement, and such Foreign Subsidiary shall become bound by all representations, warranties, covenants, provisions and conditions of this Agreement and each other Loan Document applicable to the Foreign Borrowers or Foreign Guarantors of Payment, as the case may be, as if such Foreign Borrower or Foreign Guarantor of Payment had been the original party making such representations, warranties and covenants.

(d)           Alternative Structures.  Agent, the Lenders and Borrowers agree that if the addition of a Foreign Borrower or Foreign Guarantor of Payment pursuant to this Section 2.13 would result in a requirement by such Foreign Borrower or Foreign Guarantor of Payment to pay to any Lenders additional amounts pursuant to Section 3.2 hereof, then Agent, the Lenders and Borrowers agree to use reasonable efforts to designate a different lending office or otherwise propose an alternate structure that would avoid the need for, or reduce the amount of, such additional amounts so long as the same would not, in the judgment of Agent and the Lenders, be otherwise disadvantageous to Agent and the Lenders.

ARTICLE III.  ADDITIONAL PROVISIONS RELATING TO
LIBOR FIXED RATE LOANS; INCREASED CAPITAL; TAXES

Section 3.1.  Requirements of Law.

(a)           If, after the Closing Date, (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority, or (ii) the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(A)          shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any LIBOR Fixed Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes and Excluded Taxes which are governed by Section 3.2 hereof);

(B)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate or the Alternate Currency Rate; or

(C)           shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining LIBOR Fixed Rate Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, US Borrowers (and any Foreign Borrower to which such Loan was made) shall pay to such Lender, promptly after receipt of a written request therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), such Lender shall promptly notify Administrative Borrower (with a copy to Agent) of the event by reason of which it has become so entitled.

(b)           If any Lender shall have determined that, after the Closing Date, the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof by a Governmental Authority or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender or corporation with respect to capital adequacy), then from time to time, upon submission by such Lender to Administrative Borrower (with a copy to Agent) of a written request therefor (which shall include the method for calculating such amount), US Borrowers (and any Foreign Borrower to which such Loan was made) shall promptly pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c)           A certificate as to any additional amounts payable pursuant to this Section 3.1 submitted by any Lender to Administrative Borrower (with a copy to Agent) shall be conclusive absent manifest error.  In determining any such additional amounts, such Lender may use any method of averaging and attribution that it (in its sole discretion) shall deem applicable.  The obligations of Borrowers pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.2.  Taxes.

(a)           All payments made by any Credit Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of any Taxes or Other Taxes.  If any Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to Agent or any Lender hereunder, the amounts so payable to Agent or such Lender shall be increased to the extent necessary to yield to Agent or such Lender (after deducting, withholding and payment of all Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Documents.

(b)           Whenever any Taxes or Other Taxes are required to be withheld and paid by a Credit Party, such Credit Party shall timely withhold and pay such taxes to the relevant Governmental Authorities.  In connection with payments under the Loan Documents, as promptly as possible after the payment of such amounts to the relevant Governmental Authorities, Administrative Borrower shall send to Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Credit Party showing payment thereof or other evidence of payment reasonably acceptable to Agent or such Lender.  If such Credit Party shall fail to pay any Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to Agent the required receipts or other required documentary evidence, US Borrowers and such Credit Party shall indemnify Agent and the Lenders on demand for any incremental Taxes or Other Taxes paid or payable by Agent or such Lender as a result of any such failure.

(c)           If any Lender shall be so indemnified by a Credit Party, such Lender shall use reasonable efforts to obtain the benefits of any refund, deduction or credit for any taxes or other amounts with respect to the amount paid by such Credit Party and shall reimburse such Credit Party to the extent, but only to the extent, that such Lender shall receive a refund with respect to the amount paid by such Credit Party or an effective net reduction in taxes or other governmental charges (including any taxes imposed on or measured by the total net income of such Lender) of the United States or any state or subdivision or any other Governmental Authority thereof by virtue of any such deduction or credit, after first giving effect to all other deductions and credits otherwise available to such Lender.  If, at the time any audit of such Lender’s income tax return is completed, such Lender determines, based on such audit, that it shall not have been entitled to the full amount of any refund reimbursed to such

Credit Party as aforesaid or that its net income taxes shall not have been reduced by a credit or deduction for the full amount reimbursed to such Credit Party as aforesaid, such Credit Party, upon request of such Lender, shall promptly pay to such Lender the amount so refunded to which such Lender shall not have been so entitled, or the amount by which the net income taxes of such Lender shall not have been so reduced, as the case may be.

(d)           Each Lender that is not (i) a citizen or resident of the United States of America, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or (iii) an estate or trust that is subject to federal income taxation regardless of the source of its income (any such Person, a “Non-U.S. Lender”) shall deliver to Administrative Borrower and Agent two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement with respect to such interest and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Credit Parties under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or such other Loan Document.  In addition, each Non-U.S. Lender shall deliver such forms or appropriate replacements promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify Administrative Borrower at any time it determines that such Lender is no longer in a position to provide any previously delivered certificate to Administrative Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this subsection (e), a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection (e) that such Non-U.S. Lender is not legally able to deliver.

(e)           The agreements in this Section 3.2 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable hereunder.

Section 3.3.  Funding Losses.  US Borrowers (and any appropriate Foreign Borrower) agree to indemnify each Lender, promptly after receipt of a written request therefor, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by a Borrower in making a borrowing of, conversion into or continuation of LIBOR Fixed Rate Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by a Borrower in making any prepayment of or conversion from LIBOR Fixed Rate Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a LIBOR Fixed Rate Loan on a day that is not the last day of an Interest Period applicable thereto, or (d) any conversion of a LIBOR Fixed Rate Loan to a Base Rate Loan on a day that is not the last day of an Interest Period applicable thereto.  Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market, along with any administration fee charged by such Lender.  A certificate as to any amounts payable pursuant to this Section 3.3 submitted to Administrative Borrower (with a copy to Agent) by any Lender shall be conclusive absent manifest error.  The obligations of Borrowers pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.4.  Eurodollar Rate or Alternate Currency Rate Lending Unlawful; Inability to Determine Rate.

(a)           If any Lender shall determine (which determination shall, upon notice thereof to Administrative Borrower and Agent, be conclusive and binding on Borrowers) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a LIBOR Fixed Rate Loan, the obligations of such Lender to make, continue or convert any such LIBOR Fixed Rate Loan shall, upon such determination, be suspended until such Lender shall notify Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBOR Fixed Rate Loans payable to such Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.

(b)           If Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate or Alternate Currency Rate for any requested Interest Period with respect to a proposed LIBOR Fixed Rate Loan, or that the Eurodollar Rate or Alternate Currency Rate for any requested Interest Period with respect to a proposed LIBOR Fixed Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, Agent will promptly so notify Administrative Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain such LIBOR Fixed Rate Loan shall be suspended until Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, Administrative Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such LIBOR Fixed Rate Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

Section 3.5.  Discretion of Lenders as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of such Lender’s Loans in any manner such Lender deems to be appropriate (including funding such Loans through a foreign branch or Affiliate of such Lender, so long as such funding does not adversely affect the Companies); it being understood, however, that, for the purposes of this Agreement, all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurodollar Loan or Alternate Currency Loan during the applicable Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate or Alternate Currency Rate, as applicable, for such Interest Period.  Any funding of Loans by a Lender in accordance with this Section 3.5 shall not affect the obligations of any applicable Borrower to repay such Loans to such Lender in accordance with the terms of this Agreement.

ARTICLE IV.  CONDITIONS PRECEDENT

Section 4.1.  Conditions to Each Credit Event.  The obligation of the Lenders, the Fronting Lender and the Swing Line Lender to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:

(a)           all conditions precedent as listed in Section 4.2 hereof required to be satisfied prior to the first Credit Event shall have been satisfied prior to or as of the first Credit Event;

(b)           Administrative Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b)(ii) hereof) and otherwise complied with Section 2.5 hereof;

(c)           no Default or Event of Default shall then exist or immediately after such Credit Event would exist; and

(d)           each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date.

Each request by Borrowers (or Administrative Borrower) for a Credit Event shall be deemed to be a representation and warranty by Borrowers as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c) and (d) above.

Section 4.2.  Conditions to the First Credit Event.  Borrowers shall cause the following conditions to be satisfied on or prior to the Closing Date.  The obligation of the Lenders, the Fronting Lender and the Swing Line Lender to participate in the first Credit Event is subject to Borrowers satisfying each of the following conditions prior to or concurrently with such Credit Event:

(a)           Notes as Requested.  (i) US Borrowers shall have executed and delivered to each Lender requesting a US Borrower Revolving Credit Note such Lender’s US Borrower Revolving Credit Note, (ii) each Foreign Borrower shall have executed and delivered to each Lender requesting a Foreign Borrower Revolving Credit Note such Lender’s Foreign Borrower Revolving Credit Note, and (iii) IHS shall have executed and delivered to the Swing Line Lender the Swing Line Note, if requested by the Swing Line Lender.

(b)           Guaranties of Payment.  Each Domestic Guarantor of Payment, each Foreign Borrower and Jane’s Information Group (Holdings) Limited shall have executed and delivered to Agent, for the benefit of the Lenders, a Guaranty of Payment, and each Foreign Guarantor of Payment (other than each Foreign Borrower and each New Foreign Guarantor of Payment) shall have executed and delivered to Agent, for the benefit of the Lenders, a Confirmation of Guaranty of Payment, each to be in form and substance satisfactory to Agent.

(c)           Officer’s Certificate, Resolutions, Organizational Documents.  Each Borrower, each Domestic Guarantor of Payment and Jane’s Information Group (Holdings) Limited shall have delivered to Agent an officer’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of such Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which such Credit Party is a party, and (ii) the Organizational Documents of such Credit Party.

(d)           Good Standing and Full Force and Effect Certificates.  Borrowers shall have delivered to Agent a good standing certificate or full force and effect certificate, as the case may be, for each Borrower and Domestic Guarantor of Payment, issued on or about the Closing Date by the Secretary of State in the state or states where such Credit Party is incorporated or formed.

(e)           Agent Fee Letter, Closing Fee Letter and Other Fees.  Borrowers shall have (i) executed and delivered to Agent the Agent Fee Letter and paid to Agent, for its sole account, the fees stated therein, (ii) executed and delivered to Agent the Closing Fee Letter and paid to Agent, for the benefit of the Lenders, the fees stated therein, and (iii) paid all legal fees and expenses of Agent in connection with the preparation and negotiation of the Loan Documents.

(f)            Legal Opinion.  Borrowers shall have delivered to Agent an opinion of counsel for each US Borrower and Domestic Guarantor of Payment, in form and substance satisfactory to Agent and the Lenders.

(g)           Borrower Investment Policy.  Borrowers shall have delivered to Agent a copy of the Borrower Investment Policy as in effect on the Closing Date.

(h)           Lien Searches. With respect to the property owned or leased by each Borrower and Domestic Guarantor of Payment, Borrowers shall have caused to be delivered to Agent (i) the results of Uniform Commercial Code lien searches (updated since the closing of the Original Credit Agreement), satisfactory to Agent and the Lenders, (ii) the results of federal and state tax lien and judicial lien searches, satisfactory to Agent and the Lenders, and (iii) Uniform Commercial Code termination statements reflecting termination of all U.C.C. Financing Statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof.

(i)            Closing Certificate.  Borrowers shall have delivered to Agent and the Lenders an officer’s certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in this Article IV have been satisfied, (ii) no Default or Event of Default exists nor immediately after the first Credit Event will exist, and (iii) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date.

(j)            Letter of Direction.  Borrowers shall have delivered to Agent a letter of direction authorizing Agent, on behalf of the Lenders, to disburse the proceeds of the Loans, which letter of direction includes the authorization to transfer funds under this Agreement and the wire instructions that set forth the locations to which such funds shall be sent.

(k)           No Material Adverse Change.  No material adverse change, in the opinion of Agent, shall have occurred in the financial condition or operations of the Companies since August 31, 2007.

(l)            Miscellaneous.  Borrowers shall have provided to Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by Agent or the Lenders.

Section 4.3.  Post-Closing Conditions.

(a)           Foreign Legal Opinions.  No later than ten days after the Closing Date (unless a longer period is agreed to in writing by Agent), Borrowers shall have delivered to Agent opinions of counsel for each Foreign Borrower and Jane’s Information Group (Holdings) Limited, each in form and substance satisfactory to Agent.

(b)           Additional Foreign Guarantors of Payment.  No later than thirty (30) days after the Closing Date (unless a longer period is agreed to in writing by Agent), IHS GmbH and Jane’s Information Group Limited shall each have executed and delivered to Agent, for the benefit of the Lenders, a Guaranty of Payment, and Administrative Borrower shall have delivered to Agent such other supporting documentation, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by Agent.

ARTICLE V.  COVENANTS

Section 5.1.  Insurance.  Each Company shall (a) maintain insurance to such extent and against such hazards and liabilities as is commonly maintained by Persons similarly situated; and (b) within ten days of any Lender’s written request, furnish to such Lender such information about such Company’s insurance as that Lender may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to such Lender and certified by a Financial Officer of such Company.

Section 5.2.  Money Obligations.  Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all material taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) in the case of each US Borrower, all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any comparable provisions; and (c) except to the extent that the nonpayment would not have a Material Adverse Effect, all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP) before such payment becomes overdue.

Section 5.3.  Financial Statements and Information.

(a)           Quarterly Financials.  Borrowers shall deliver to Agent and the Lenders, within forty-five (45) days after the end of each of the first three quarter-annual periods of each fiscal year of IHS, balance sheets of the Companies as of the end of such period and statements of income (loss) and cash-flow for the quarter and fiscal year to date periods, all prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and detail satisfactory to Agent and the Lenders and certified by a Financial Officer.

(b)           Annual Audit Report.  Borrowers shall deliver to Agent and the Lenders, within ninety (90) days after the end of each fiscal year of IHS, an annual audit report of the Companies for that year prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and detail satisfactory to Agent and the Lenders and certified by an independent public accountant satisfactory to Agent, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period.

(c)           Compliance Certificate.  Borrowers shall deliver to Agent and the Lenders, concurrently with the delivery of the financial statements set forth in subsections (a) and (b) above, a Compliance Certificate.

(d)           Management Report.  Borrowers shall deliver to Agent and the Lenders, concurrently with the delivery of the quarterly and annual financial statements set forth in subsection (b) above, a copy of any material management report, letter or similar writing furnished to the Companies by the accountants in respect of the Companies’ systems, operations, financial condition or properties.

(e)           Shareholder and SEC Documents.  Borrowers shall deliver to Agent and the Lenders, as soon as available, copies of all notices, reports, definitive proxy or other statements and other documents sent by Borrowers to their shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by Borrowers (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of any Borrower’s securities (other than ownership forms).

(f)            Financial Information of Companies.  Borrowers shall deliver to Agent and the Lenders, within ten days of the written request of Agent or any Lender, such other information about the financial condition, properties and operations of any Company as Agent or such Lender may from time to time reasonably request, which information shall be submitted in form and detail satisfactory to Agent or such Lender and certified by a Financial Officer (to the knowledge of such Financial Officer) of the Company or Companies in question.

Section 5.4.  Financial Records.  Each Company shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon notice to such Company) permit Agent (or, after the occurrence and continuance of a Default or an Event of Default, any Lender), or any representative of Agent (or such Lender), to examine such Company’s books and records and to make excerpts therefrom and transcripts thereof.

Section 5.5.  Franchises; Change in Business.

(a)           Each Company (other than an Immaterial Subsidiary) shall preserve and maintain at all times its existence, and its rights and franchises necessary for its business, except as otherwise permitted pursuant to Section 5.12 hereof.

(b)           No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed from the general nature of the business the Companies are engaged in on the Closing Date.

Section 5.6.  ERISA Pension and Benefit Plan Compliance.  No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrowers shall furnish to the Lenders (a) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (b) promptly after receipt thereof a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.  Borrowers shall promptly notify Agent of any material taxes assessed, proposed to be assessed or that Borrowers have reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section 5.6, “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth.  As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that an ERISA Event shall have occurred, such Company shall provide Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto.  Borrowers shall, at the request of Agent or any Lender, deliver or cause to be delivered to Agent or such Lender, as the case may be, true and correct copies of any documents relating to the ERISA Plan of any Company.

Section 5.7.  Financial Covenants.

(a)           Leverage Ratio.  Borrowers shall not suffer or permit at any time the Leverage Ratio to exceed 3.00 to 1.00.

(b)           Interest Coverage Ratio.  Borrowers shall not suffer or permit at any time the Interest Coverage Ratio to be less than 3.00 to 1.00.

Section 5.8.  Borrowing.  No Company shall create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following:

(a)           the Loans, the Letters of Credit and any other Indebtedness under this Agreement;

(b)           any loans granted to or Capitalized Lease Obligations entered into by any Company for the purchase or lease of fixed assets (and refinancings of such loans or Capitalized Lease Obligations), which loans and Capitalized Lease Obligations shall only be secured by the fixed assets being purchased or leased, so long as the aggregate principal amount of all such loans and Capitalized Lease Obligations for all Companies shall not exceed Twenty-Five Million Dollars ($25,000,000) at any time outstanding;

(c)           the Indebtedness existing on the Closing Date, in addition to the other Indebtedness permitted to be incurred pursuant to this Section 5.8, as set forth in Schedule 5.8 hereto (and any extension, renewal or refinancing thereof but only to the extent that the principal amount thereof does not be increase after the Closing Date);

(d)           loans to a Company from a Company so long as each such Company is a Credit Party;

(e)           Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;

(f)            Permitted Foreign Subsidiary Loans and Investments;

(g)           unsecured loans to Foreign Subsidiaries organized in Canada up to an aggregate amount of Fifty Million Dollars ($50,000,000), so long as such loans shall be subject to financial covenants and defaults that are no more restrictive than the Loan Documents; and

(h)           other unsecured Indebtedness, in addition to the Indebtedness listed above, in an aggregate principal amount for all Companies not to exceed Twenty-Five Million Dollars ($25,000,000) at any time outstanding, provided that the financial covenants and defaults under the agreements relating to such Indebtedness (for an aggregate amount of Indebtedness over One Million Dollars ($1,000,000)) shall not be more restrictive than any such provisions of this Agreement.

Section 5.9.  Liens.  No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:

(a)           Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(b)           other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c)           Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to a Credit Party;

(d)           purchase money Liens on fixed assets securing the loans and Capitalized Lease Obligations pursuant to Section 5.8(b) hereof, provided that such Lien is limited to the purchase price and only attaches to the property being acquired;

(e)           the Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby shall not be increased;

(f)            easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company;

(g)           any Lien granted to Agent, for the benefit of the Lenders; and

(h)           other Liens, in addition to the Liens listed above, securing amounts, in the aggregate for all Companies, not to exceed Ten Million Dollars ($10,000,000) and not incurred in connection with the borrowing of money.

No Company shall enter into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets or a contract or agreement entered into in the ordinary course of business that does not permit Liens on, or collateral assignment of, the property relating to such contract or agreement) that would prohibit Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the material property or assets of such Company.

Section 5.10.  Regulations T, U and X.  No Company shall take any action that would result in any non-compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.11.  Investments, Loans and Guaranties.  No Company shall, without the prior written consent of Agent and the Required Lenders, (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan (in cash) to any Person, or (e) be or become a Guarantor of any kind (other than a Guarantor of Payment under the Loan Documents); provided that this Section 5.11 shall not apply to the following:

(i)            any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

(ii)           any investment made in accordance with the Borrower Investment Policy;

(iii)          the holding of Subsidiaries listed on Schedule 6.1 hereto and investments therein existing on the Closing Date;

(iv)          the holding of interests in joint ventures (including any Joint Venture Subsidiary) listed on Schedule 5.11 hereto and the investments therein existing on the Closing Date;

(v)           the holding of interests in, and guaranties of the indebtedness of, joint ventures (including any Joint Venture Subsidiary) created pursuant to contract after the Closing Date so long as all investments therein, together with Permitted Investments, do not in the aggregate exceed Twenty-Five Million Dollars ($25,000,000);

(vi)          investments in, loans to, and guaranties of Indebtedness of, a Credit Party by or from a Company;

(vii)         any Permitted Investment or Permitted Foreign Subsidiary Loans and Investments, so long as no Default or Event of Default shall then exist or would result therefrom;

(viii)        the creation of a Subsidiary (and investments therein), so long as (A) no Default or Event of Default shall then exist or would result therefrom, and (B) such Subsidiary complies with Section 5.20 hereof, including becoming a Guarantor of Payment, if applicable;

(ix)           any advance or loan to an officer or employee of a Company as an advance on commissions, travel and other items in the ordinary course of business, so long as all such advances and loans from all Companies aggregate not more than the maximum principal sum of One Million Dollars ($1,000,000) at any time outstanding; or

(x)            any arms-length distribution or similar contractual arrangement with a Person (other than a Company or an Affiliate) where no separate or new legal entity has been created.

For purposes of this Section 5.11, the amount of any investment in equity interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment but shall take into account repayments, redemptions and return of capital.

Section 5.12.  Merger and Sale of Assets.  No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a)           a Credit Party may merge, amalgamate or consolidate with any other Credit Party (provided that (i) if one of such Companies is IHS, IHS shall be the continuing or surviving Credit Party, and (ii) if at least one of such Companies is a Borrower (and none of the Companies is IHS), a Borrower shall be the continuing or surviving Person;

(b)           a Non-Credit Party may merge, amalgamate or consolidate with another Person (provided that if such Person is a Credit Party, such Credit Party shall be the continuing or surviving Person);

(c)           a Credit Party (other than IHS) may sell, lease, transfer or otherwise dispose of any of its assets to any other Credit Party;

(d)           a Non-Credit Party may sell, lease, transfer or otherwise dispose of any of its assets to any other Company;

(e)           any Company (other than IHS) may be liquidated or dissolved so long as (i) if such Company is a Credit Party, its assets are distributed to a Credit Party; and (ii) notice of such liquidation or dissolution is provided to Agent and the Lenders with the Compliance Certificate delivered for the fiscal quarter of IHS in which such liquidation or dissolution occurred;

(f)            a Company may sell, lease, transfer or otherwise dispose of any assets (including stock) (i) that are obsolete or no longer useful in such Company’s business, or (ii) in connection with the winding up or sale of a particular line of business; provided that no Company shall, without the prior written consent of Agent and the Required Lenders, effect a Significant Asset Disposition (other than pursuant to subsection (h) hereof);

(g)           Acquisitions may be effected in accordance with the provisions of Section 5.13 hereof; and

(h)           the Companies may effect a Disposition of the assets listed on Schedule 5.12 hereof.

Section 5.13.  Acquisitions.  No Company shall effect an Acquisition; provided, however, that a Credit Party may effect an Acquisition so long as:

(a)           in the case of a merger, amalgamation or other combination including a Borrower (other than IHS), such Borrower shall be the surviving entity, and, if such merger, amalgamation or other combination includes IHS, IHS shall be the surviving entity;

(b)           in the case of a merger, amalgamation or other combination including a Credit Party (other than a Borrower), a Credit Party shall be the surviving entity;

(c)           the business to be acquired shall be similar to the lines of business of the Companies;

(d)           the Companies shall be in full compliance with the Loan Documents both prior to and after giving effect to such Acquisition;

(e)           no Default or Event of Default shall exist prior to or after giving effect to such Acquisition;

(f)            if the aggregate Consideration for such Acquisition is greater than Fifty Million Dollars ($50,000,000), Administrative Borrower shall have provided to Agent and the Lenders, within ten days after the completion of such Acquisition, a certificate of a Financial Officer showing pro forma compliance with Sections 5.7 and 5.13(h) hereof, both before and after the proposed Acquisition;

(g)           such Acquisition is not actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose equity interests are to be acquired; and

(h)           the Liquidity Amount shall be no less than Fifteen Million Dollars ($15,000,000) after giving effect to such Acquisition.

Section 5.14.  Notice.

(a)           Administrative Borrower shall cause a Financial Officer to notify Agent in writing, within five days after the occurrence of any Default or Event of Default, or if any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing ceases in any material respect to be true and complete.

(b)           Promptly upon becoming aware thereof, Administrative Borrower will give Agent written notice about any condition or event that Borrowers determine has or is reasonably likely to have a Material Adverse Effect.

Section 5.15.  Environmental Compliance.  Each Company shall comply in all material respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Borrowers shall furnish to Agent and the Lenders, promptly after receipt thereof, a copy of any notice such Company may receive from any Governmental Authority or private Person or otherwise that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company.  No Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any ownership interest or performs any of its operations, in material violation of any Environmental Law.  As used in this Section 5.15, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person or otherwise. Borrowers shall defend, indemnify and hold Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law.  Such indemnification shall survive any termination of this Agreement.

Section 5.16.  Affiliate Transactions.  No Company shall, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Company that is a Credit Party) on terms that shall be less favorable to such Company than those that might be obtained at the time in a transaction with a non-Affiliate; provided, however, that the foregoing shall not prohibit the payment of customary and reasonable directors’ fees to directors who are not employees of a Company or an Affiliate.

Section 5.17.  Use of Proceeds.  Borrowers’ use of the proceeds of the Loans shall be for general corporate purposes of the Companies, including for Acquisitions and for the repurchase of the capital stock of IHS.

Section 5.18.  Corporate Names.  No Credit Party shall change its corporate name or its state of organization, unless, in each case, Administrative Borrower shall provide Agent and the Lenders written notice thereof concurrently with the delivery of the next Compliance Certificate required to be delivered after such change.

Section 5.19.  Restricted Payments.  No Company shall make or commit itself to make any Restricted Payment, except that such Company may make a Restricted Payment so long as no Default or Event of Default shall exist or would exist immediately after giving effect to such proposed action.

Section 5.20.  Subsidiary Guaranties.

(a)           Domestic Subsidiary Guaranties.  Each Domestic Subsidiary (that is not an Immaterial Subsidiary) created, acquired or held subsequent to the Closing Date, shall immediately execute and deliver to Agent, for the benefit of the Lenders, a Guaranty of Payment of all of the Obligations, such agreements to be in form and substance acceptable to Agent, along with any such other supporting documentation, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by Agent.

(b)           Foreign Subsidiary Guaranties.  So long as there shall be no adverse tax consequences, each Foreign Subsidiary (that is not an Immaterial Subsidiary) that (i) is not a Credit Party and (ii) (A) the amount of the Non-Credit Party Exposure with respect to such Foreign Subsidiary exceeds Twenty-Five Million Dollars ($25,000,000) or (B) the amount of the Non-Credit Party Exposure with respect to all such Foreign Subsidiaries exceeds Fifty Million Dollars ($50,000,000) at any time, shall execute and deliver to Agent, for the benefit of the Lenders, a Guaranty of Payment of the Obligations of such Foreign Borrower in an amount equal to no less than the amount of Non-Credit Party Exposure (to the extent not prohibited by law) with respect to such Foreign Subsidiary, and Administrative Borrower shall deliver to Agent such other supporting documentation, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by Agent, provided that, if the execution and delivery of such Guaranty of Payment under the laws of such foreign jurisdiction is impractical or cost prohibitive, in the opinion of Agent, after consultation with Administrative Borrower, then Agent may forego such Guaranty of Payment in such foreign jurisdiction.

(c)           Joint Venture Subsidiary Guaranties.  Anything in this Section 5.20 to the contrary notwithstanding, no Joint Venture Subsidiary shall be required to execute a Guaranty of Payment, provided that (i) no Joint Venture Subsidiary shall own, directly or indirectly, in full or in part, any other Subsidiary; (ii) no Joint Venture Subsidiary may receive any advances or loans unless permitted pursuant to Section 5.11(iv) or (v) hereof; (iii) no other Company may make any investment in a Joint Venture Subsidiary unless permitted pursuant to Section 5.11(iv) or (v) hereof; (iv) no Company shall guarantee any Indebtedness of a Joint Venture Subsidiary unless permitted pursuant to Section 5.11(v) hereof; and (v) IHS shall provide written notice to Agent and the Lenders of the creation of any Joint Venture Subsidiary.

Section 5.21.  Restrictive Agreements.  Except as set forth in this Agreement, Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any Capital Distribution to any Borrower, (b) make, directly or indirectly, loans or advances or capital contributions to any Borrower or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to any Borrower; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, or (iii) customary restrictions in security agreements or mortgages securing Indebtedness or Capitalized Lease Obligations, of a Company to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease.

Section 5.22.  Amendment of Organizational Documents.  No Company shall amend its Organizational Documents, if it would have a Material Adverse Effect, without the prior written consent of Agent.

Section 5.23.  Further Assurances.  Borrowers shall, promptly upon request by Agent, correct any material defect or error that may be discovered in any Loan Document or in the execution, filing or recordation thereof.

ARTICLE VI.  REPRESENTATIONS AND WARRANTIES

Section 6.1.  Corporate Existence; Subsidiaries; Foreign Qualification.  Each Credit Party is duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except where a failure to qualify will not result in a Material Adverse Effect.  Schedule 6.1 hereto sets forth, as of the Closing Date, each Subsidiary of a Borrower (and whether such Subsidiary is an Immaterial Subsidiary) and each Person that is an owner of a Borrower’s equity, its state of formation, its relationship to each Borrower, including the percentage of each class of stock (or other equity interest) owned by a Company or the percentage of stock or other equity interest of a Borrower owned by it, the location of its chief executive office and its principal place of business.  Except as set forth in Schedule 6.1, on the date hereof, each Borrower owns all of the equity interests of each of its Subsidiaries.

Section 6.2.  Corporate Authority.  Each Company has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents.  The Loan Documents to which each Company is a party have been duly authorized and approved by such Company’s board of directors or other governing body, as applicable, and are the valid and binding obligations of such Company, enforceable against such Company in accordance with their respective terms.  The execution, delivery and performance of the Loan Documents do not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Company under the provisions of, such Company’s Organizational Documents or any material agreement.

Section 6.3.  Compliance with Laws and Contracts.  Each Company:

(a)           holds all material permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in material compliance with all applicable laws relating thereto;

(b)           is in material compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices;

(c)           is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except with respect to any violation or default that would not have a Material Adverse Effect;

(d)           has ensured that no Person who owns a controlling interest in or otherwise controls a Company is (i) listed on the Specially Designated Nationals and Blocked Person List

maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or any other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar executive orders;

(e)           is in material compliance with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations; and

(f)            is in compliance, in all material  respects, with the Patriot Act.

Section 6.4.  Litigation and Administrative Proceedings.  Except as disclosed on Schedule 6.4 hereto, there are (a) no lawsuits, actions, investigations, or other proceedings pending or, to the knowledge of Administrative Borrower, threatened against any Company, or in respect of which any Company may have any liability, in any court or before any Governmental Authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Company is a party or by which the property or assets of any Company are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining, that, as to (a) through (c) above, if violated or determined adversely, would have a Material Adverse Effect.

Section 6.5.  Title to Assets.  Each Company has good title to and ownership of substantially all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof.

Section 6.6.  Liens and Security Interests.  On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no U.C.C. Financing Statement or similar notice of Lien outstanding covering any personal property of any Company; (b) there is and will be no mortgage outstanding covering any real property of any Company; and (c) no real or personal property of any Company is subject to any Lien of any kind.  No Company has entered into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets or a contract or agreement entered into in the ordinary course of business that does not permit Liens on, or collateral assignment of, the property relating to such contract or agreement) that exists on or after the Closing Date that would prohibit Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the material property or assets of any Company.

Section 6.7.  Tax Returns.  All material federal, state, provincial and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed (or extended as permitted by applicable law), and all material taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein.  The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

Section 6.8.  Environmental Laws.  Each Company is in material compliance with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise.  Except as disclosed on Schedule 6.8 hereto, no material litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company.  Except as disclosed on Schedule 6.8 hereto, no material release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being remediated in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.

Section 6.9.  Continued Business.  There exists no actual, pending, or, to each Borrower’s knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers of any Company, that would have a Material Adverse Effect.

Section 6.10.  Employee Benefits Plans.  Schedule 6.10 hereto identifies each ERISA Plan as of the Closing Date covering employees of a Company.  No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan.  Full payment has been made of all amounts that a Controlled Group member is required, under applicable law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan.  The liability of each Controlled Group member with respect to each ERISA Plan has been funded to the extent required by law, based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements.  With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a), (a) the ERISA Plan and any associated trust operationally comply in all material respects with the applicable requirements of Code Section 401(a); (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired; (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), subject to any retroactive amendment that may be made within the above-described “remedial amendment period”; and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972.  With respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not, in any material way, exceed the fair market value of Pension Plan assets.

Section 6.11.  Consents or Approvals.  No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.

Section 6.12.  Solvency.

(a)           US Borrowers.  Each US Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that such Borrower has incurred to Agent and the Lenders.  No US Borrower is insolvent as defined in any applicable state, federal or relevant foreign statute, nor will any US Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Lenders.  No US Borrower is engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to Agent and the Lenders incurred hereunder.  No US Borrower intends to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

(b)           Foreign Borrowers.  Each Foreign Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that such Foreign Borrower has incurred to the Lenders.  No Foreign Borrower is insolvent as defined in any applicable state, federal or relevant foreign statute, nor will such Foreign Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Lenders.  No Foreign Borrower has liabilities, including contingent liabilities, greater than its assets.  No Foreign Borrower intends to, nor does  it believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section 6.13.  Financial Statements.  The audited Consolidated financial statements of IHS for the fiscal year ended November 30, 2006 and the unaudited Consolidated financial statements of IHS for the fiscal quarter ended May 31, 2007 furnished to Agent and the Lenders, are true and complete, have been prepared in accordance with GAAP (except with respect to the absence of footnotes), and fairly present the financial condition of the Companies included in the consolidation as of the dates of such financial statements and the results of their operations for the periods then ending.  Since the dates of such statements, there has been no material adverse change in the financial condition, properties or business of the Companies taken as a whole or, except as described in such financial statements, any change in the accounting procedures of the Companies.

Section 6.14.  Regulations.  No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal

Reserve System of the United States of America). Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.

Section 6.15.  Material Agreements.  Except as disclosed on Schedule 6.15 hereto, as of the Closing Date, no Company is a party to any (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its “Affiliates” (as such term is defined in the Securities Exchange Act of 1934, as amended) other than a Company; (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days’ notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement with a third party that, as to subsections (a) through (g), above, if violated, breached, or terminated for any reason, would have a Material Adverse Effect.

Section 6.16.  Intellectual Property.  Each Company owns or has the right to use all of the material patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing, necessary for the conduct of its business without any known conflict with the rights of others.

Section 6.17.  Insurance.  Each Company maintains with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies.  Schedule 6.17 hereto sets forth all insurance carried by the Companies on the Closing Date, setting forth in detail the amount and type of such insurance.

Section 6.18.  Accurate and Complete Statements.  Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or in the Loan Documents not misleading.  After due inquiry by Borrowers, there is no known fact that any Company has not disclosed to Agent and the Lenders that has or is likely to have a Material Adverse Effect.

Section 6.19.  Investment Company.  No Company is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.20.  Defaults.  No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

ARTICLE VII.  EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default hereunder:

Section 7.1.  Payments.  If (a) the interest on any Loan, any commitment or other fee, or any other Obligation not listed in subpart (b) hereof, shall not be paid in full when due and payable or within five days thereafter, or (b) the principal of any Loan or any obligation under any Letter of Credit shall not be paid in full when due and payable.

Section 7.2.  Special Covenants.  If any Company shall fail or omit to perform and observe Section 5.7, 5.8, 5.9, 5.11, 5.12, 5.13, 5.19 or 5.20 hereof.

Section 7.3.  Other Covenants.  If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 7.1 or 7.2 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company’s part to be complied with, and that Default shall not have been fully corrected within twenty (20) days after the earlier of (a) the Chief Financial Officer or Treasurer of IHS becomes aware of the occurrence thereof, or (b) the giving of written notice thereof to Administrative Borrower by Agent or the Required Lenders that the specified Default is to be remedied.

Section 7.4.  Representations and Warranties.  If any representation or warranty made in or pursuant to this Agreement or any Related Writing furnished by any Company to the Lenders or any thereof or any other holder of any Note, shall be false or erroneous in any material respect when made.

Section 7.5.  Cross Default.  If any Company shall default in the payment of principal or interest due and owing upon any other obligation for borrowed money in excess of the aggregate, for all such obligations of all such Companies, of Five Million Dollars ($5,000,000), beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

Section 7.6.  ERISA Default.  The occurrence of one or more ERISA Events that (a) could have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company.

Section 7.7.  Change in Control.  If any Change in Control shall occur.

Section 7.8.  Money Judgment.  A final judgment or order for the payment of money shall be rendered against any Company by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired , provided that the aggregate of all such judgments, for all such Companies, shall exceed Five Million Dollars ($5,000,000) (less any amount that will be covered by the proceeds of insurance and is not subject to dispute by the insurance provider).

Section 7.9.  Material Adverse Change.  There shall have occurred any condition or event that has or is reasonably likely to have a Material Adverse Effect.

Section 7.10.  Validity of Loan Documents.  (a) Any material provision of any Loan Document shall at any time for any reason cease to be valid, binding and enforceable against any Credit Party; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (c) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any material way cease to give or provide to Agent and the Lenders the benefits purported to be created thereby.

Section 7.11.  Solvency of Certain Companies.  If any Company (other than an Immaterial Subsidiary or a Credit Party) with assets of less than Five Million Dollars ($5,000,000) shall engage in or permit to occur (whether voluntarily or involuntarily) any of the activities set forth in Section 7.12 hereof.

Section 7.12.  Solvency.  If any Credit Party or any other Company with assets over Five Million Dollars ($5,000,000) shall (a) generally not pay its debts as such debts become due, (b) make a general assignment for the benefit of creditors, (c) apply for or consent to the appointment of an interim receiver, a receiver and manager, an administrator, sequestrator, monitor, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets or of such Company, (d) be adjudicated a debtor or insolvent or have entered against it an order for relief under Title 11 of the United States Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be, (e) file a voluntary petition in bankruptcy, or file a proposal or notice of intention to file a proposal or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case, or file a petition or an answer or an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, (f) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Company, (g) have an administrative receiver appointed over the whole or substantially the whole of its assets, or (h) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction; provided that, if, under the laws of a jurisdiction other than the United States (or a state thereof), a Company is in violation of subparts (c), (f) or (g) of this Section 7.12 (and is not in violation of any other subpart of this Section 7.12), and such violation is solely as a result of a liquidation of such Company that is otherwise permitted pursuant to this Agreement, then such violation shall not constitute an Event of Default.

ARTICLE VIII.  REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere:

Section 8.1.  Optional Defaults.  If any Event of Default referred to in Section 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10 or 7.11 hereof shall occur, Agent may, with the consent of the Required Lenders, and shall, at the written request of the Required Lenders, give written notice to Borrowers to:

(a)           terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan and the obligation of the Fronting Lender to issue any Letter of Credit immediately shall be terminated; and/or

(b)           accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by each Borrower.

Section 8.2.  Automatic Defaults.  If any Event of Default referred to in Section 7.12 hereof shall occur:

(a)           all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Fronting Lender be obligated to issue any Letter of Credit; and

(b)           the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by each Borrower.

Section 8.3.  Letters of Credit.  If the maturity of the Obligations shall be accelerated pursuant to Section 8.1 or 8.2 hereof, US Borrowers shall immediately deposit with Agent, as security for the obligations of US Borrowers and any Domestic Guarantor of Payment to reimburse Agent and the Lenders for any then outstanding Letters of Credit, cash equal to the sum of the aggregate undrawn balance of any then outstanding Letters of Credit.  Agent and the Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Lender (or any affiliate of such Lender, wherever located) to or for the credit or account of any US Borrower or Domestic Guarantor of Payment, as security for the obligations of US Borrowers and any Domestic Guarantor of Payment to reimburse Agent and the Lenders for any then outstanding Letters of Credit.

Section 8.4.  Offsets.  If there shall occur or exist any Event of Default referred to in Section 7.12 hereof or if the maturity of the Obligations is accelerated pursuant to Section 8.1 or 8.2 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by a Borrower or Guarantor of Payment to such Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.2(b), 2.2(c) or 8.5 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any affiliate of such Lender, wherever located) to or for the credit or account of such Borrower or Guarantor of Payment, all without notice to or demand upon such Borrower or any other Person, all such notices and demands being hereby expressly waived by each Borrower.

Section 8.5.  Equalization Provision.  Each Lender agrees with the other Lenders that if it, at any time, shall obtain any Advantage over the other Lenders or any thereof in respect of the Obligations (except as to Swing Loans and Letters of Credit prior to Agent’s giving of notice to participate and except under Article III hereof), it shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify the Advantage.  If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Lender) ratably to the extent of the recovery.  Each Lender further agrees with the other Lenders that if it at any time shall receive any payment for or on behalf of any Borrower on any Indebtedness owing by any Borrower pursuant to this Agreement (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other indebtedness, by counterclaim or cross-action, by the enforcement of any right under any Loan Document, or otherwise) it will apply such payment first to any and all Obligations owing by such Borrower to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to this Section 8.5 or any other Section of this Agreement).  Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders or any thereof pursuant to this Section 8.5 may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 8.6.  Other Remedies.  The remedies in this Article VIII are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled.  Agent shall exercise the rights under this Article VIII and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

ARTICLE IX
GUARANTY

Section 9.1.  The Guaranty.  US Borrowers hereby, jointly and severally, guarantee to Agent, for the benefit of the Lenders, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to any Foreign Borrower and all other amounts from time to time owing to Agent or the Lenders by any Foreign Borrower under this Agreement and any other Loan Document (such obligations being herein collectively referred to as the “Guaranteed Obligations”).  US Borrowers hereby further agree that, if any Foreign Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, US Borrowers will promptly pay the same, without any demand or notice whatsoever, and that, in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 9.2.  Obligations Unconditional.  The obligations of US Borrowers under Section 9.1 above are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of any Foreign Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guaranty of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 9.2 that the obligations of US Borrowers hereunder shall be absolute and unconditional under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of US Borrowers hereunder, which shall remain absolute and unconditional as described above:

(a)           at any time or from time to time, without notice to any US Borrower, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)           any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c)           the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived, or any other guaranty of any of the Guaranteed Obligations, or any security therefor, shall be released or exchanged in whole or in part, or otherwise dealt with;

(d)           any lien or security interest granted to, or in favor of, Agent, for the benefit of the Lenders, as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e)           any law or regulation of any jurisdiction or any event affecting any term of the Guaranteed Obligations.

Each US Borrower hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Agent or any Lender exhaust any right, power or remedy or proceed against any Foreign Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guaranty of, or security for, any of the Guaranteed Obligations.

Section 9.3.  Reinstatement.  The obligations of each US Borrower under this Article shall be automatically reinstated if and to the extent that, for any reason, any payment by or on behalf of any Foreign Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each US Borrower agrees that it will indemnify Agent and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 9.4.  Subrogation.  Each US Borrower hereby agrees that, until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitment, it shall not exercise any right or remedy arising by reason of any performance by it of its guaranty in Section 9.1 hereof, whether by subrogation or otherwise, against any Foreign Borrower or any guarantor of any of the Guaranteed Obligations, or any security for any of the Guaranteed Obligations.

Section 9.5.  Remedies.  Each US Borrower agrees that the obligations of any Foreign Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VIII hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII hereof) for purposes of Section 9.1 hereof, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against such Foreign Borrower, and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Foreign Borrower) shall forthwith become due and payable by US Borrowers for purposes of Section 9.1 hereof.

Section 9.6.  Instrument for the Payment of Money.  US Borrowers hereby acknowledge that the guaranty in this Article IX constitutes an instrument for the payment of money only.

Section 9.7.  Continuing Guaranty.  The guaranty in this Article IX is a continuing guaranty, and shall apply to all Guaranteed Obligations whenever arising.

Section 9.8.  Payments.  All payments by US Borrowers under this Article IX shall be made in the same currency as originally owed by the applicable Foreign Borrowers, and free and clear of any Taxes.

ARTICLE X.  THE AGENT

The Lenders authorize KeyBank and KeyBank hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

Section 10.1.  Appointment and Authorization.  Each Lender hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  Neither Agent nor any of its affiliates, directors, officers, attorneys or employees shall (a) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents, (b) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of Borrowers or any other Company, or the financial condition of Borrowers or any other Company, or (c) be liable to any of the Companies for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or Letters of Credit or any of the Loan Documents.  Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.   Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 10.2.  Note Holders.  Agent may treat the payee of any Note as the holder thereof (or, if there is no Note, the holder of the interest as reflected on the books and records of Agent) until written notice of transfer shall have been filed with Agent, signed by such payee and in form satisfactory to Agent.

Section 10.3.  Consultation With Counsel.  Agent may consult with legal counsel selected by Agent and shall not be liable for any action taken or suffered in good faith by Agent in accordance with the opinion of such counsel.

Section 10.4.  Documents.  Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 10.5.  Agent and Affiliates.  KeyBank and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Companies and Affiliates as though KeyBank were not Agent hereunder and without notice to or consent of any Lender.  Each Lender acknowledges that, pursuant to such activities, KeyBank or its affiliates may receive information regarding any Company or any Affiliate (including information that may be subject to confidentiality obligations in favor of such Company or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to other Lenders.  With respect to Loans and Letters of Credit (if any), KeyBank and its affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though KeyBank were not Agent, and the terms “Lender” and “Lenders” include KeyBank and its affiliates, to the extent applicable, in their individual capacities.

Section 10.6.  Knowledge of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that Agent receives such a notice, Agent shall give notice thereof to the Lenders.  Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable, in its discretion, for the protection of the interests of the holders of the Obligations.

Section 10.7.  Action by Agent.  Subject to the other terms and conditions hereof, so long as Agent shall be entitled, pursuant to Section 10.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent’s acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

Section 10.8.  Notice of Default.  In the event that Agent shall have acquired actual knowledge of any Default or Event of Default, Agent shall promptly notify the Lenders and shall take such action and assert such rights under this Agreement as the Required Lenders shall direct and Agent shall inform the other Lenders in writing of the action taken.  Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Obligations.

Section 10.9.  Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects in the absence of gross negligence or willful misconduct, as determined by a court of competent jurisdiction.

Section 10.10.  Release of Guarantor of Payment.  In the event of a transfer of assets permitted by Section 5.12 hereof (or otherwise permitted pursuant to this Agreement), Agent, at the request and expense of Borrower, is hereby authorized by the Lenders to release a Guarantor of Payment in connection with such permitted transfer.

Section 10.11.  Indemnification of Agent.  The Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent in its capacity as agent in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by Agent with respect to this Agreement or any Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements resulting from Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction, or from any action taken or omitted by Agent in any capacity other than as agent under this Agreement or any other Loan Document.  No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.11.  The undertaking in this Section 10.11 shall survive repayment of the Loans, cancellation of the Notes, if any, expiration or termination of the Letters of Credit, termination of the Commitment, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the agent.

Section 10.12.  Successor Agent.  Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to Administrative Borrower and the Lenders.  If Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of Administrative Borrower so long as an Event of Default has not occurred and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent’s notice to the Lenders of its resignation, then Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent.  If no successor agent has accepted appointment as Agent by the date that is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Agent” means such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement.  After any retiring Agent’s resignation as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

Section 10.13.  Fronting Lender.  The Fronting Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by the Fronting Lender and the documents associated therewith.  The Fronting Lender shall have all of the benefits and immunities (a) provided to Agent in Article IX hereof with respect to any acts taken or omissions suffered by the Fronting Lender in connection with the Letters of Credit and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent”, as used in Article IX hereof, included the Fronting Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Fronting Lender.

Section 10.14.  Swing Line Lender.  The Swing Line Lender shall act on behalf of the Lenders with respect to any Swing Loans.  The Swing Line Lender shall have all of the benefits and immunities (a) provided to Agent in Article IX hereof with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with the Swing Loans as fully as if the term “Agent”, as used in Article IX hereof, included the Swing Line Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Swing Line Lender.

Section 10.15.  Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, (a) Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel and all other amounts due the Lenders and Agent) allowed in such judicial proceedings, and (ii) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent.  Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.16.  No Reliance on Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its affiliates, participants or assignees, may rely on Agent to carry out such Lender’s or its affiliate’s, participant’s or asignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti-terrorism law, including any programs involving any of the following items relating to or in connection with Borrowers, their respective Affiliates or agents, the Loan Documents or the transactions hereunder:  (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

Section 10.17.  Other Agents.  Agent shall have the continuing right from time to time to designate one or more Lenders (or its or their affiliates as “syndication agent”, “documentation agent”, “book runner”, “lead arranger”, “arrangers”, or other designations for purposes hereof, but (a) any such designation shall have no substantive effect, and (b) any such Lender and its affiliates shall have no additional powers, duties or responsibilities as a result thereof.

ARTICLE XI.  MISCELLANEOUS

Section 11.1.  Lenders’ Independent Investigation.  Each Lender, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Lender.  Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter.  Each Lender further represents that it has reviewed each of the Loan Documents.

Section 11.2.  No Waiver; Cumulative Remedies.  No omission or course of dealing on the part of Agent, any Lender or the holder of any Note (or, if there is no Note, the holder of the interest as reflected on the books and records of Agent) in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any Loan Documents or by operation of law, by contract or otherwise.

Section 11.3.  Amendments, Waivers and Consents.  No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Anything herein to the contrary notwithstanding, unanimous consent of the Lenders shall be required with respect to (a) any increase in the Commitment hereunder (except as specified in Section 2.9(b) hereof), (b) the extension of (i) the maturity of the Loans, (ii) the payment date of interest or any scheduled principal payment, or (iii) the date of payment of commitment or fees payable hereunder, (c) any reduction in the rate of interest on the Loans (provided that the institution of the Default Rate and a subsequent removal of the Default Rate shall not constitute a decrease in interest rate pursuant to this Section 11.3), or in any amount of interest or scheduled principal due on any Loan, or the payment of commitment fees hereunder; (d) any change in the manner of pro rata application of any payments made by Borrowers to the Lenders hereunder, (e) any change in any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (f) the release of any Borrower or Guarantor of Payment, except as specifically permitted hereunder, or (g) any amendment to this Section 11.3 or Section 8.5 hereof.  Notice of amendments or consents ratified by Lenders hereunder shall be forwarded by Agent to all of the Lenders.  Each Lender or other holder of a Note (or interest in any Loan) shall be bound by any amendment, waiver or consent obtained as authorized by this Section 11.3, regardless of its failure to agree thereto.

Section 11.4.  Notices.  All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to a Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement (including a courtesy notice to Stephen Green, Esq., mailed or delivered to him, addressed to him at 1350 Avenue of the Americas, Suite 840, New York, New York 10019, provided that a failure to give such courtesy notice shall have no legal effect hereunder), if to a Lender, mailed or delivered to it, addressed to the address of such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties.  All notices, statements, requests, demands and other communications provided for hereunder shall be given by overnight delivery or first class mail with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt (and confirmation copy by mail or overnight delivery), except that all notices hereunder shall not be effective until received.

Section 11.5.  Costs, Expenses and Taxes.  US Borrowers agree to pay on demand all costs and expenses of Agent, including but not limited to (a) reasonable syndication, administration, travel and out-of-pocket expenses, including but not limited to attorneys’ fees and expenses, of Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto.  US Borrowers also agree to pay on demand all costs and expenses of Agent and the Lenders, including reasonable attorneys’ fees and expenses, in connection with the restructuring or enforcement of the Obligations, this Agreement or any Related Writing.  In addition, US Borrowers and any other appropriate Borrower shall pay any and all stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agree to hold Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees.  All obligations provided for in this Section 11.5 shall survive any termination of this Agreement.

Section 11.6.  Indemnification.  Each US Borrower, and each Foreign Borrower to the extent relating to the Loans and other credit extensions to such Foreign Borrower, agrees to defend, indemnify and hold harmless Agent and the Lenders (and their respective affiliates, officers, directors, attorneys, agents and  employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that no Lender nor Agent shall have the right to be indemnified under this Section 11.6 for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.  All obligations provided for in this Section 11.6 shall survive any termination of this Agreement.

Section 11.7.  Obligations Several; No Fiduciary Obligations.  The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by Agent or the Lenders pursuant hereto shall be deemed to constitute Agent or the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default.  The relationship between Borrowers and the Lenders with respect to the Loan Documents and the Related Writings is and shall be solely that of debtors and creditors, respectively, and neither Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.

Section 11.8.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and by facsimile signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 11.9.  Binding Effect; Borrowers’ Assignment.  This Agreement shall become effective when it shall have been executed by each Borrower, Agent and each Lender and thereafter shall be binding upon and inure to the benefit of each Borrower, Agent and each of the Lenders and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Lenders.

Section 11.10.  Lender Assignments.

(a)           Assignments of Commitments.  Each Lender shall have the right at any time or times to assign to an Eligible Transferee (other than to a Lender that shall not be in compliance with this Agreement), without recourse, all or a percentage of all of the following: (i) such Lender’s Commitment, (ii) all Loans made by that Lender, (iii) such Lender’s Notes, and (iv) such Lender’s interest in any Letter of Credit or Swing Loan, and any participation purchased pursuant to Section 2.2(b) or (c) or 8.5 hereof.

(b)           Prior Consent.  No assignment may be consummated pursuant to this Section 11.10 without the prior written consent of Administrative Borrower and Agent (other than an assignment by any Lender to any affiliate of such Lender which affiliate is an Eligible Transferee and either wholly-owned by a Lender or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Lender, or to another Lender), which consent of Administrative Borrower and Agent shall not be unreasonably withheld; provided that the consent of Administrative Borrower shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist.  Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.

(c)           Minimum Amount.  Each such assignment shall be in a minimum amount of the lesser of Ten Million Dollars ($10,000,000) of the assignor’s Commitment and interest herein, or the entire amount of the assignor’s Commitment and interest herein.

(d)           Assignment Fee.  Unless the assignment shall be to an affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).

(e)           Assignment Agreement.  Unless the assignment shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to Administrative Borrower and Agent an Assignment Agreement, and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to Agent such additional amendments, assurances and other writings as Agent may reasonably require.

(f)            Non-U.S. Assignee.  If the assignment is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Lender shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Lender (for the benefit of the assignor Lender,

Agent and Borrowers) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrowers or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor Lender (and, in the case of any assignee registered in the Register (as defined below), Agent and Borrowers) either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder), and (iii) to agree (for the benefit of the assignor, Agent and Borrowers) to provide to the assignor Lender (and, in the case of any assignee registered in the Register, to Agent and Borrowers) a new Form W-8ECI or Form W-8BEN, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(g)           Deliveries by Borrowers.  Upon satisfaction of all applicable requirements specified in subsections (a) through (f) above, Borrowers shall execute and deliver (i) to Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by Borrowers in connection with the Assignment Agreement, and (ii) to the assignee, if requested, and the assignor, if applicable, an appropriate Note or Notes.  After delivery of the new Note or Notes, the assignor’s Note or Notes, if any, being replaced shall be returned to Administrative Borrower marked “replaced”.

(h)           Effect of Assignment.  Upon satisfaction of all applicable requirements set forth in subsections (a) through (g) above, and any other condition contained in this Section 11.10, (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent that its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender” and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

(i)            Agent to Maintain Register.  Agent shall maintain at the address for notices referred to in Section 11.4 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and Borrowers, Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 11.11.  Sale of Participations.  Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell participations to one or more Eligible Transferees (each a “Participant”) in all or a portion of its rights or obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Note, if any, held by it); provided that:

(a)           any such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

(b)           such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(c)           the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

(d)           such Participant shall be bound by the provisions of Section 8.5 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound; and

(e)           no Participant (unless such Participant is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant’s consent, take action of the type described as follows:

(i)            increase the portion of the participation amount of any Participant over the amount thereof then in effect, or extend the Commitment Period, without the written consent of each Participant affected thereby; or

(ii)           reduce the principal amount of or extend the time for any payment of principal of any Loan, or reduce the rate of interest or extend the time for payment of interest on any Loan, or reduce the commitment fee, without the written consent of each Participant affected thereby.

Borrowers agree that any Lender that sells participations pursuant to this Section 11.11 shall still be entitled to the benefits of Article III hereof, notwithstanding any such transfer; provided, however, that the obligations of Borrowers shall not increase as a result of such transfer and Borrowers shall have no obligation to any Participant.

Section 11.12.  Patriot Act Notice.  Each Lender and Agent (for itself and not on behalf of any other party) hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, such Lender and Agent are required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender or Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act.  Administrative Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by Agent or a Lender in order to assist Agent or such Lender in maintaining compliance with the Patriot Act.

Section 11.13.  Severability of Provisions; Captions; Attachments.  Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement.  Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 11.14.  Entire Agreement.  This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

Section 11.15.  Legal Representation of Parties.  The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 11.16.  Currency.

(a)           Currency Equivalent Generally.  For the purposes of making valuations or computations under this Agreement (but not for the purposes of the preparation of any financial statements delivered pursuant hereto), unless expressly provided otherwise, where a reference is made to a dollar amount the amount is to be considered as the amount in Dollars and, therefor, each other currency shall be converted into the Dollar Equivalent.

(b)           Judgment Currency.  If Agent, on behalf of the Lenders, obtains a judgment or judgments against any Credit Party in an Alternate Currency, the obligations of such Credit Party in respect of any sum adjudged to be due to Agent or the Lenders hereunder or under the Notes (the “Judgment Amount”) shall be discharged only to the extent that, on the next Business Day following receipt by Agent of the Judgment Amount in such Alternate Currency, Agent, in accordance with normal banking procedures, purchases Dollars with the Judgment Amount in such Alternate Currency.  If the amount of Dollars so purchased is less than the amount of Dollars that could have been purchased with the Judgment Amount on the date or dates the Judgment Amount (excluding the portion of the Judgment Amount that has accrued as a result of the failure of such Credit Party to pay the sum originally due hereunder or under the Notes when it was originally due and owing to Agent or the Lenders hereunder or under the Notes) was originally due and owing to Agent or the Lenders hereunder or under the Notes (the “Original Due Date”) (the “Loss”), such Credit Party agrees as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Lender, as the case may be, against the Loss, and if the amount of Dollars so purchased exceeds the amount of Dollars that could have been purchased with the Judgment Amount on the Original Due Date, Agent or such Lender agrees to remit such excess to such Credit Party.

Section 11.17.  Governing Law; Submission to Jurisdiction.

(a)           Governing Law.  This Agreement, each of the Notes and any Related Writing (except as otherwise set forth in any Loan Document executed by a Foreign Subsidiary) shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrowers, Agent, and the Lenders shall be governed by Ohio law, without regard to principles of conflicts of laws.

(b)           Submission to Jurisdiction.  Each Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, the Obligations or any Related Writing (except as otherwise set forth in any Loan Document executed by a Foreign Subsidiary), and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court.  Each Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise.  Each Borrower agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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Section 11.18.  JURY TRIAL WAIVER.  TO THE EXTENT PERMITTED BY LAW, EACH BORROWER, AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWERS, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the parties have executed and delivered this Credit Agreement as of the date first set forth above.

Address:	15 Inverness Way East	IHS INC.
Englewood, Colorado 80112
	Attn: Chief Financial Officer	By:	/s/ Francis J. Mullins
	Facsimile: 303-754-4025	Name:	Francis J. Mullins
		Title:	Vice President

Address:	15 Inverness Way East	INFORMATION HANDLING SERVICES
	Englewood, Colorado 80112	GROUP INC.
Attn: Chief Financial Officer
	Facsimile: 303-754-4025	By:	/s/ Francis J. Mullins
		Name:	Francis J. Mullins
		Title:	Vice President

Address:	24 Chemin de la Mairie	PETROCONSULTANTS S.A.
1258 Perly
	Geneva	By:	/s/ Dana Johnson
	Attn: Chief Financial Officer	Name:	Dana Johnson
		Title:	Authorized Person

Address:	Willoughby Road	IHS GROUP HOLDINGS LIMITED
Bracknell, RG12 8FB
United Kingdom
	Attn: Chief Financial Officer	By:	/s/ Dana Johnson
		Name:	Dana Johnson
		Title:	Authorized Person

Address:	Willoughby Road	TECHNICAL INDEXES LIMITED
Bracknell, RG12 8FB
United Kingdom
	Attn: Chief Financial Officer	By:	/s/ Dana Johnson
		Name:	Dana Johnson
		Title:	Authorized Person

1

Address:	127 Public Square		KEYBANK NATIONAL ASSOCIATION,
	Cleveland, Ohio 44114		as Agent and as a Lender
	Attn:	Institutional Bank
			By:	/s/ Jeff Kalinowski
Jeff Kalinowski
Senior Vice President

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Address:	950 17th Street, 3d Floor		U.S. BANK NATIONAL ASSOCIATION,
	Denver, CO 80202		as Co-Syndication Agent and as a Lender
	Attn:	Blake Malia
			By:	/s/ Jacob Payne
			Name:	Jacob Payne
			Title:	Vice President

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Address:	MAC C7300-081		WELLS FARGO BANK, NATIONAL
	1700 Lincoln St.		ASSOCIATION,
	Denver, CO 80203		as Co-Syndication Agent and as a Lender
	Attn:	Blake Peterson
			By:	/s/ Blake Peterson
			Name:	Blake Peterson
			Title:	Vice President

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Address:	315 Montgomery Street, 6th Floor	BANK OF AMERICA, N.A.,
	San Francisco, CA 94104	as Co-Documentation Agent and as a Lender
Attn:
		By:	/s/ Kevin McMahon
		Name:	Kevin McMahon
		Title:	Senior Vice President

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Address:	101 Park Avenue		RBS CITIZENS BANK, N.A.,
	New York, NY 10178		as Co-Documentation Agent and as a Lender
	Attn:	David M. Nackley
			By:	/s/ David M. Nackley
			Name:	David M. Nackley
			Title:	Senior Vice President

6

Address:	370 17th St., Floor 32		JPMORGAN CHASE BANK, N.A.
Denver, CO 80202
	Attn:	David L. Ericson	By:	/s/ David L. Ericson
			Name:	David L. Ericson
			Title:	Senior Vice President

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Address:	444 S. Flower St. 29th Fl.		CITIBANK, N.A.
Los Angeles, CA 90071
	Attn:	William Timmons	By:	/s/ William Timmons
			Name:	William Timmons
			Title:	Vice President

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Address:	601 Montgomery Street,		HSBC BANK USA, NATIONAL ASSOCIATION
10th Floor
	San Francisco, CA 94111		By:	/s/ Jeffrey S. Hughes
	Attn:	Commercial Banking	Name:	Jeffrey S. Hughes
			Title:	Vice President

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